Exhibit 10.12

POWER CONTRACT - ROCK ISLAND JOINT SYSTEM

BETWEEN

PUBLIC UTILITY DISTRICT NO. 1

OF CHELAN COUNTY

and

PUGET SOUND POWER & LIGHT COMPANY

TABLE OF CONTENTS

POWER CONTRACT - ROCK ISLAND JOINT SYSTEM

Section Number	Title
Recitals
2	Term of Contract
3	Construction of System II
4	Joint System Output, Joint System Peaking Capability and Joint System Pondage (A) System I (B) System II (C) Joint System Pondage
5
Payments by Puget to the District
(A)           System I
(B)           System II - Period Prior to Initial Date of Delivery
(C)           System II - Initial Delivery Period
(D)           System II - Interim Delivery Period
(E)           System II - Commercial Operating Period
(F)           Allocation of Operating Expenses
(G)           Allocation of Taxes and Other Charges
(H)           Debt Service Payments
(I)           Adjustment of Contract Debt Service
(J)           Computations for Partial Contract Years

6	Exhibits
7	Withdrawal of Power by the District (A) System I (B) System II (C) System II Surplus

8	Payments by District (A) System I (B) System II
9	Advance Payment for Power
10	Billings
11	Issuance of Additional Bonds (A) System I (B) System II (C) General
12	Establishment of Use of Funds (A) System I (B) System II (C) Investment
13	Books of Account and Auditing
14	Reactive Power
15	Operation, Maintenance, Engineering and Planning (A) Operation (B) Maintenance (C) Engineering and Planning (D) Inspection, Books and Records
16	Character of Service
17	Points of Delivery (A) System I (B) System II
18	Use of Rocky Reach Project Facilities
19	Scheduling
20	Metering (A) Generator Bus (B) Other Metering (C) Reading Meters (D) Testing
21	Losses
22	Electric Disturbances
23	Puget's Right to Use System I Facilities
24	District's Right to Use of Transmission Facilities (A) Original Facilities (B) Added Facilities (C) Limitations (D) Alternative Facilities
25	Rocky Reach Downstream Replacement Power (A) The District (B) Puget (C) System Responsibilities (D) Exchanges
26	Joint System Operations - Arbitration (A) Recommendations (B) Notices (C) Procedures (D) Matters to be Arbitrated (E) Divisibility
27	Notices
28	Benefited Parties
29	Amendment to Contract
30	District's Bond Resolution and License
31	Liabilities; Waiver of Subrogation (A) Releases (B) Charges (C) Waiver
32	Conflict of Laws
33	Waiver of Default
34	Insurance
35	Assignment of Contract
36	Force Majeure
37	Supersedence of June 8, 1962 Power Contract
Exhibits

POWER CONTRACT - ROCK ISLAND JOINT SYSTEM

THIS AGREEMENT made and entered into this 19th day of June 1974, by and between PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON (hereinafter called the "District"), a municipal corporation organized and existing under the laws of the State of Washington, and PUGET SOUND POWER & LIGHT COMPANY (hereinafter called "Puget"), a corporation organized and existing under the laws of the State of Washington;

RECITALS:

1.           The District is authorized under the laws of the State of Washington to own and operate an electric public utility system or systems for the purpose of furnishing the District and the inhabitants thereof and any other person, including public and private corporations within or without its limits, with electric power and energy for all uses.
2.           The District on December 20, 1955, adopted Resolution No. 1137 which resolution (i) established a plan and system for the ownership and operation of an electric utility system known as the Columbia River-Rock Island Hydro-Electric System, to consist of the generation and transmission facilities and related equipment to be acquired as a separate utility system pursuant to said resolution, and all additions, betterments and improvements to and extensions of said facilities added to said system by resolution of the Commission of the District through refunding of outstanding revenue bonds of the District issued pursuant to District Resolution No. 292, adopted by the Commission of the District on April 23, 1951, or constructed or acquired by the District and (ii) provided for the issuance and sale of $31,830,000 principal amount of Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Issue of 1955, First Series.
3.           Pursuant to Resolution No. 3443 adopted on May 24, 1962, the District issued and sold $41,425,000 principal amount of Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Issue of 1955, Second Series, for the purpose of refunding the District's Rock Island Hydro -Electric System Electric Revenue Bonds, Series of 1951, and for the purpose of providing for the cost of the Dryden Development and for expenses incurred and to be incurred in connection with development of the hydroelectric power potential of Wenatchee River upstream from the Dryden Plant.
4.           The District, by issuance and sale of said Second Series Bonds pursuant to said Resolution No. 3443, effected consolidation into the System as defined in Resolution No. 1137 of (i) the generation and transmission facilities and related properties of the Rock Island Hydro-Electric Production System, as defined in Resolution No. 292, (ii) the electric utility properties and assets of the Columbia River-Rock Island Hydro-Electric System, acquired pursuant to said Resolution No. 1137, and (iii) the electric utility properties and assets constituting the Dryden Generating Plant theretofore comprising a part of the District's Electric System.
5.           The District and Puget were parties to a certain Power Contract (Rock Island) dated January 6, 1956, as amended, which contract was superseded by that certain Power Contract between the District and Puget dated June 8, 1962, as amended.
6.           The District is aware of the serious long-range power shortage in the Pacific Northwest with the result that the District will not have an adequate power supply in the foreseeable future unless it develops additional power sources.  In order to provide for the foreseeable future power needs of the District, the District has determined that expansion of the Rock Island Project on the Columbia River is the most feasible source of additional electric power and energy available to the District.
7.           The District intends to expand the Rock Island Project which expansion includes adding a second powerhouse containing eight 54-MVA turbine generator units of horizontal shaft bulb type together with other equipment and facilities, all as more particularly set forth in Exhibit A to this contract.
8.           The District has been granted an amendment to its license by the Federal Power Commission to expand the Rock Island Project, which license amendment was issued under date of March 29, 1974.
9.           The District is issuing its revenue bonds in the approximate amount of $207,500,000 pursuant to District Resolution No. 4950 adopted the 19th day of June 1974, in order to obtain the monies presently estimated to be necessary and sufficient, together with other available monies, to pay all costs of acquiring and constructing the proposed expansion of the Rock Island Project.  In the event such monies are not sufficient to place the expansion facilities in commercial operation and complete such expansion, the District will use its best efforts to issue additional revenue bonds necessary and and sufficient, for such purposes.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable considerations, the parties hereto mutually covenent and agree as follows:
Section 1.                                Definitions.                                As used in this contract, the following words and phrases shall have the meanings hereinafter set forth unless the context shall clearly indicate that another meaning is intended.
(A)           "Added Facilities" shall mean the following transmission, substation and related facilities of System I:
(1)           Squilchuck Substation and tap line.
(2)           Coles Corner tap line.
(3)           That part of the North Wenatchee Substation rated in excess of 33,000 kVA.
(4)           That part of the Wenatchee Substation rated in excess of 45,000 kVA.
(5)           Substation, tap lines and related facilities of System I constructed subsequent to the effective date of this contract pursuant to provisions of Section 24(B) hereof.
(B)           "Bond Resolution" shall mean all resolutions adopted by the Commission of the District authorizing the issuance of outstanding System I Bonds and System II Bonds, including Refunding Bonds, and providing for the security therefor as such resolutions may be from time to time superseded, amended, modified, or supplemented in accordance with provisions thereof.
(C)           "Bonneville" shall mean the United States of America, Department of the Interior, acting by and through the Bonneville Power Administrator, or any officer or agency succeeding to the powers and functions of the Bonneville Power Administrator as may be hereafter provided by law.
(D)           "Contract Bonds Outstanding" for any series of Bonds shall mean the amount of said Bonds that would have been outstanding as shown in the computation of Contract Debt Service applicable to such series.
(E)           "Contract Debt Service" with respect to any series of System II Bonds shall mean for any Contract Year an amount equal to the amount of annual interest and principal payments including premiums, if any, that would have been payable by the District on such series during said Contract Year computed on the assumptions that:
(1)           An amount of principal, if any, equal to the amount of System II Reserve Funds and System II Working Capital provided from the proceeds of such series would mature on the date of final maturity of such series, with such principal amount not amortized but bearing interest only prior to the date of final maturity:
(2)           The remaining amount of principal is assumed to be amortized on an essentially level annual debt service basis with the amortization period to be that specified in this contract for such series;
(3)           The coupon rates used in the computation of Contract Debt Service requirements for bonds computed to mature in any Contract Year shall be, as nearly as practicable, the actual coupon rates for bonds of such series maturing in such year; provided, however, that if in any year prior to the last year of maturity of serial bonds of such series no bonds of such series actually mature, the coupon rates applicable to such year used in the computation of Contract Debt Service shall be determined by interpolation from actual coupon rates; provided, further, if the actual maturities of bonds are different from the assumed maturities and the actual coupon rates for any bonds are thereby affected, the coupon rates to be used in the computations of Contract Debt Service shall be those that would have been effective if actual maturities had been equal to assumed maturities; provided, further, however, that the amount of Contract Debt.  Service for any series of Refunding Bonds shall not exceed the amount of the Contract Debt Service on the series of bonds being refunded.  Contract Debt Service on any series shall be initially computed within ten days after the issuance, and sale of such series and such computation shall show for each Contract Year the amount of Bonds of such series that would have been outstanding if actual maturities had had been equal to those assumed in such computation.
(F)           "Contract Year" shall mean the twelve-month period commencing at 0001 hours Pacific Time on July 1 of each year during the term of this contract; provided, however, that the first Contract Year shall commence on
July 1, 1974 and the last Contract Year shall end at 2400 hours Pacific Time on the last day of the term of this contract.
(G)           "Date of Commercial Operation" of System II shall mean the date the District notifies Puget that it is ready to deliver power and energy from the last of eight (8) additional generating units to be installed in System II after each of said eight (8) units has been installed and in the opinion of the District has been placed or is available to be placed in normal continuous operation at not less than 90% of the capability of each such generating unit which the District, in its opinion, expects to achieve upon completion of construction.
(H)           "Date of Initial Financing" shall mean July 1, 1974.
(I)           "District's Electric System" shall mean the District's distribution and transmission system as described in District Resolution No. 870 and all additions and betterments thereto and extensions thereof which have been made prior to the date of this contract and which are made in the future, including, without limitation, generating facilities, transmission facilities, distribution facilities, intangible plant and general plant facilities as those terms are used in the Uniform System of Accounts.
(J)           "District's Other Power" shall mean the amount of the District's power flowing over Original Facilities and Added Facilities that is in excess of the District's Squilchuck Power.
(K)           "District's Squilchuck Power" shall mean the amount of power shown on Exhibit D hereof and flowing over Original Facilities and Added Facilities.
(L)           "District's System I Share" shall mean for any Contract Year the decimal fraction share of System I Output and System I Peaking Capability as set forth in column 1 of Exhibit B hereof.
(M)           "District's System II Share" shall mean for any Contract Year the decimal fraction share of System II Output and System II Peaking Capability taken by the District in accordance with the provisions of Section 7(B) hereof.
(N)           "Generator Bus" shall mean the point or points on the low voltage side of the Rock Island Project transformer banks at which Joint System Output and Joint System Peaking Capability are determined.
(O)           "Initial Date of Delivery" shall mean 0001 hours Pacific Time on the date the District first notifies Puget that it is ready to deliver power and energy from one or more of the generating units which shall have been installed in System II and, in the opinion of the District, are available to be scheduled on a continuous operating basis.
(P)           "Initial Delivery Period" shall mean the period of time beginning on the Initial Date of Delivery and ending 0001 hours Pacific Time on the date which is five years after the Date of Initial Financing.
(Q)           "Interim Delivery Period" shall mean the period of time, if any, beginning on the Initial Date of Delivery or the date which is five years after the Date of Initial Financing, whichever is later, and ending on the Date of Commercial Operation.
(R)           "Joint System" shall mean System I and System II.
(S)           "Joint System Output" shall mean for any period of time the sum of the following:
(1)           The amount of electric energy and reactive power capable of being produced by the Joint System from the inflow water supply to the Rock Island Project during such period, including test power, adjusted for the losses to the Generator Bus, under the operating conditions existing during such period, after deducting the amount of electric energy required for station service use and service to Rock Island suvisors' cottages and the amount of Rocky Reach Encroachment Power during such period;
(2)           The amount of Joint System Wanapum Encroachment Power during such period; and
(3)           The amount of Rocky Reach Downstream Replacement Power supplied by Puget and the District to System II during such period in accordance with Section 25 hereof.
(T)           "Joint System Peaking Capability" shall mean at anytime the sum of the following:
(1)           The maximum generating capability of the Joint System under the operating conditions existing at such time after deducting the amount of electric capacity required for station service use and service to Rock Island supervisors' cottages and the amount of Rocky Reach Encroachment Power at such time;
(2)           The amount of Joint System Wanapum Encroachment Power at such time; and
(3)           The amount of Rocky Reach Downstream Replacement Power supplied by Puget and the District to System II at such time.
(U)           "Joint System Pondage" shall mean the total usable pondage of the Joint System.
(V)           "Joint System Wampum Encroachment Power" shall mean the electric capacity and energy required to be delivered to the Rock Island Project by Public Utility District No. 2 of Grant County, Washington ("Grant") as compensation for the encroachment of the Wanapum Reservoir on the tailwater of the Rock Island Project.
(W)           "Operating Expenses" shall mean all expenses (excluding depreciation expenses), less credits properly related thereto, chargeable to Operation and Maintenance Expense Accounts under the Uniform System of Accounts and shall include costs of renewals and replacements of Minor Items of Property as such term is used in the Uniform System of Accounts; provided, however, that in classification of such costs of renewals and replacements, the District shall adhere to practices generally followed by electric utilities operating like properties, including past practices of the District.  Operating Expenses shall not include costs of improvements and extensions and costs for renewals and replacements of Retirement Units as the latter term is used in the Uniform System of Accounts.
(X)           "Original Facilities" shall mean the following transmission, substation and related facilities of System I:
(1)           McKenzie-Rocky Reach-Chelan 115-kV transmission line.
(2)           McKenzie-North Wenatchee 115-kV transmission line.
(3)           McKenzie-Summit 115-kV transmission line.
(4)           Dryden-kV tap line.
(5)           That part of the North Wenatchee Substation rated at 33,000 kVA.
(6)           That part of the Wenatchee Substation rated at 45,000 kVA.
(7)           McKenzie 115-kV Switching Station.
(Y)           "outstanding" when used with reference to System I Bonds and System II Bonds shall have the meaning set forth in District Resolution No. 4950.
(Z)           "Puget's System I Share" shall mean for any Contract Year the decimal fraction share of System I Output and System I Peaking Capability made available to Puget during such year and shall be determined by subtracting the District's System I Share from one (1.000).
(AA)                      "Puget's System II Share" shall mean for any Contract Year the decimal fraction share of System II Output and System II Peaking Capability made available to Puget during such year and shall be determined by subtracting the District's System II Share from one (1.000).
(BB)                      "Refunding Bonds" shall mean the principal amount of bonds issued and sold by the District to provide funds in amounts necessary (but no greater amounts than necessary) to refund, in whole or in part at any time any one or more series of outstanding System II Bonds including all costs and expenses of such refunding.
(CC)                      "Rock Island Project" shall mean the works, plants and facilities of the Columbia River-Rock Island Hydro-Electric System as defined in Resolution Nos. 1137, 3443 and 4950.
(DD)                      "Rocky Reach Downstream Replacement Power" shall mean the electric capacity and energy which would have been delivered to the Rock Island Project by the Rocky Reach Project or to the Rocky Reach Project by the Rock Island Project in accordance with provisions of Section 5A of the Rocky Reach Power Sales Contracts entered into as of November 14, 1957 as amended by Amendment entered into as of June 1, 1968, if System II had not been constructed.  For the purpose of this contract, Rocky Reach Downstream Replacement Power delivered to the Rock Island Project shall be considered to be positive and Rocky Reach Downstream Replacement Power delivered to the Rocky Reach Project shall be considered to be negative.
(EE)                      "Rocky Reach Encroachment Power" shall mean the electric capacity and energy delivered to the Rocky Reach Project by the Rock Island Project as compensation for losses resulting from raising the maximum pool at the Rock Island Project above elevation (606.9 U.S.C. & G.S. Datum) (608.0 U.S.G.S. Datum) in accordance with provisions of Section 5A of the Rocky Reach Power Sales Contracts entered into as of November 14, 1957, as amended by Amendment entered into as of June 1, 1968.
(FF)           "System I" shall mean:
(1)           The generation and transmission facilities and related equipment, all properties real, personal and mixed, all other assets of the District's Columbia River-Rock Island Hydro-Electric System acquired and established pursuant to the District's Resolution Nos. 1137 and 3443 with proceeds of Columbia River-Rock
Island Hydro-Electric System Revenue Bonds, Issue of 1955, First Series and Second Series, and all additions, betterments and improvements thereto and extensions thereof except System II; and
(2)           The electric utility properties and assets constituting the District's Dryden Generating Plant located on the Wenatchee River near Dryden in Chelan County, Washington.
(GG)                      "System I Bonds" shall mean the Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Issue of 1955, First Series and Second Series issued pursuant to the District's Resolution Nos. 1137 and 3443, at any time outstanding, and any additional bonds or other evidences of indebtedness hereafter issued and outstanding in accordance with the provisions of Section 11(A) hereof.
(HH)                      "System I Output" shall mean for any period of time the sum of the following:
(1)           The amount of electric energy and reactive power capable of being produced by System I during such period from the inflow water supply to the Rock Island Project if System II had not been constructed, adjusted for losses to the Generator Bus, under operating conditions existing during such period other than those operating conditions caused by raising the maximum pool elevation from 606.9 U.S.C. & G.S. Datum, after deducting the amount of electric energy which would have been required for station use and service to Rock Island supervisors' cottages if System II had not been constructed and until the Initial Date of Delivery or June 1, 1977, whichever is earlier, the amount of Rocky Reach Encroachment Power delivered during such period;
(2)           The amount of System I Wanapum Encroachment Power during such period; and
(3)           The amount of Rocky Reach Downstream Replacement Power which would have been delivered to the Rocky Reach Project and to the Rock Island Project during such period if System II had not been constructed.
Provided, however, that until the Initial Date of Delivery or June 1, 1977, whichever is earlier, System I Output shall be equal to Joint System Output.
(II)           "System I Peaking Capability" shall mean at any time the sum of the following:
(1)           Maximum generating capability of System I, which would have existed at such time if System II had not been constructed, under operating conditions existing at such time other than those conditions caused by raising the maximum forebay pool elevation from 606.9 U.S.C. & G.S. Datum, after deducting the electric capacity which would have been required for station use and Rock Island supervisors' cottages at such time;
(2)           The amount of System I Wanapum Encroachment Power at such time; and
(3)           The amount of Rocky Reach Replacement Power that would have been delivered to the Rocky Reach Project and to the Rock Island Project at such time if System II had not been constructed.
(JJ)           "System I Pondage" shall mean at any time that portion of total pondage of the Joint System that would have been available between forebay elevations 602.9 and 606.9 U.S.C. & G.S. Datum and usable by System I if System II had not been constructed.
(KK)                      "System I Wanapum Encroachment Power" for any period shall mean the amount of Joint System Wanapum Encroachment Power that would have been received by the Rock Island Project during such period if System II had not been constructed, provided that the total of such amounts during any calendar week shall not exceed the amount of Joint System Wanapum Encroachment Power actually delivered to the Rock Island Project during such week.
(LL)                      "System II" shall mean the facilities described in Exhibit A hereto and all additions, betterments and improvements thereto and extensions thereof.
(MM)                      "System II Bonds" shall mean:
(1)           Any outstanding electric revenue bonds issued at one time or from time to time by the District pursuant to the Bond Resolution for the purpose of providing funds for the payment of (a) the Cost of Construction as such term is defined in District Resolution No. 4950 and (b) amounts necessary to provide System II Reserve Funds; and
(2)           Any outstanding electric revenue bonds or other evidences of indebtedness issued by the District under the Bond Resolution and in accordance with provisions of Section 11(B) hereof.
(NN)                      "System II Output" for any period of time shall mean the amount of electric energy and reactive power obtained by subtracting System I Output from the Joint System Output for such period of time.
(00)           "System II Peaking Capability" shall mean at any time the amount of electric capacity in kilowatts obtained from subtracting System I Peaking Capability from Joint System Peaking Capability at such time.
(PP)           "System II Pondage" shall mean the quantity obtained by subtracting System I Pondage from Joint System Pondage.
(QQ)                      "System II Reserve Account" shall mean the account created and established by the District pursuant to provisions of the Bond Resolution for the purpose of providing a reserve for debt service.
(RR)                      "System II Reserve and Contingency Fund" shall mean the Columbia River-Rock Island Hydro-Electric System Expansion Reserve and Contingency Fund created and established by District Resolution No. 4950 as a reserve to be used in accordance with the provisions thereof.
(SS)           "System II Reserve Funds" shall mean the System II Reserve Account and the System II Reserve and Contingency Fund.
(TT)                      "System II Revenue Account" shall mean the Revenue Account established by District Resolution No. 4950.
(UU)                      "System II Working Capital" shall mean the amount of funds set aside by the District in the System II Revenue Account as working capital pursuant to provisions of the Bond Resolution.
(VV)                      "Uncontrollable Forces" shall mean any cause reasonably beyond the control of the District including but not limited to an act of God, fire, flood, explosion, strike, sabotage, an act of the public enemy, civil or military authority including court orders, injunctions, and orders of governments, failure of equipment, or inability to obtain or ship materials or equipment, which Uncontrollable Forces, by exercise of due diligence, the District could not reasonably have been expected to prevent or overcome.
(WW)                      "Uniform System of Accounts" shall mean the Uniform System of Accounts prescribed by the Federal Power Commission for Class A Public Utilities and Licensees in effect on January 1, 1973.
(XX)                      "Wenatchee River Properties" shall mean all property and assets acquired by the District with funds deposited in the special account provided for in Section 6.2(6) of District Resolution No. 3443, together with rents, income and receipts derived therefrom, and the accumulated earnings from investment of funds deposited in said special account, except the sum of $7,111,000, and the earnings derived therefrom subsequent to the Initial Date of Financing.

Section 2.    Term of Contract.  This contract shall become effective on the date of delivery by the District of the first series of System II Bonds to, and payment therefor by the initial purchasers thereof and shall continue in full force and effect until 2400 hours Pacific Time on June 7, 2012 or until the Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Issue of 1955, First Series, issued by the District pursuant to Resolution No. 1137 and the Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Issue of 1955, Second Series issued by the District pursuant to Resolution No. 3443 are paid or provision is made for retirement thereof in accordance with said resolutions, whichever is later; provided, however, that any unpaid or undischarged oblication of either party to the other party, arising under the provisions and during the term hereof then due or accrued at the time of such termination shall continue to be due and payable until finally paid or discharged notwithstanding the termination thereof.

Section 3.    Construction of System II.  The District will use its best efforts to finance on a timely basis all of the Cost of Construction as that term is defined in District Resolution No. 4950 and will diligently proceed with the construction of System II until it is completed.  The District estimates that the Initial Date of Delivery will be approximately August 1, 1977 and the Date of Commercial Operation will be approximately October 1, 1978.
The District will prepare or cause to be prepared and submit to Puget monthly reports of progress during the period of construction of System II and quarterly reports including data as to the date of expected completion of System II and a comparison of estimated construction time and cost with estimates made prior to commencing construction and shall promptly advise Puget of and consult with Puget on any substantial engineering and construction problems as they arise.
At its option and expense, Puget may maintain observers at the Rock Island Project who shall be given full access at reasonable times to the Project and to all plans, records or other documents under control of the District relating to the Project.

Section 4. Joint System Output, Joint System Peaking Capability and Joint System Pondage

(A)           System I.   The District shall make available to Puget for any period during each Contract Year, Puget's System I Share of System I Output and Puget's System I Share of System I Peaking Capability for such period.
(B)           System II.   The District shall make available to Puget for any period during each Contract Year Puget's System II Share of System II Output and Puget's System II Share of System II Peaking Capability for such period.
(C)           Joint System Pondage.
(1)           During any period Puget shall be entitled to use a portion of the Joint System Pondage for regulation of Puget's System I Share of System I Output and Puget's System II Share of System II Output to meet its hourly load requirements during such period.  The portion of Joint System Pondage available to Puget shall be equal to the sum of (i) System I Pondage multiplied by Puget's System I Share and (ii) System II Pondage multiplied by Puget's System II Share.
(2)           During any period the District shall be entitled to use a portion of the Joint System Pondage for regulation of the District's System I Share of System I Output and the District's System II Share of System II Output to meet its hourly load requirements during such period.  The portion of Joint System Pondage available to the District shall be equal to the sum of (i) System I Pondage multiplied by the District's System I Share and (ii) System II Pondage multiplied by the District's System II Share.

Section 5.   Payments by Puget to the District.
(A)           System I.   Puget agrees to pay to the District, in monthly installments, for Puget's System I Share of System I Output and System I Peaking Capability made available to Puget pursuant to the provisions of Section 4(A)
hereof, annual amounts for each Contract Year equal to the sum of the following items of cost incurred or paid by the District for such contract year in connection with System I whether or not the operation of System I is interrupted, suspended, or interfered with in whole or in part for any cause whatsoever during the term of this contract or during any portion of said time, to wit:
(1)           That portion, allocated to System I pursuant to provisions of Section 5(F) hereof, of Operating Expenses of the Joint System;
(2)           That portion, allocated to System I pursuant to the provisions of Section 5(G) hereof, of (i) governmental taxes, assessments or other similar charges, or payments in lieu thereof, lawfully imposed upon the District due to the District's ownership, operation or sale of power from the Joint System and (ii) any amounts paid by the District to any governmental agency for fire protection for the Joint System;
(3)           An amount equal to the amount annually required to pay principal of and interest on, and premiums, if any, which are required to be paid on System I Bonds;
(4)           The amount of the bonds issued to the Fiscal Agent of the District pursuant to District Resolution No. 1138 that mature during such Contract Year;
(5)           An amount equal to 11.675% of the payments specified in paragraph (3) of this Section 5(A) to be paid into the System I Reserve and Contingency Fund;
(6)           The amounts required, if any, for necessary renewals and replacements to System I which are in excess of monies available in the System I Reserve and Contingency Fund plus proceeds from any applicable insurance and plus proceeds from sale of additional bonds or proceeds of other financing or both as provided in Section 11(A) hereof.
(7)           An amount equal to $31,250 annually for the period ending at 2400 hours Pacific Time on January 5, 2004;
(8)           All other costs, less credits properly related thereto, not included in the foregoing paragraphs (1) through (7) of this Section 5(A) associated with the ownership, operation and maintenance of and renewals and replacements to System I, including those essential and necessary to effect delivery of System I Output and System I Peaking Capability to the Points of Delivery to Puget and the Points of Delivery to the District as herein specified;
(9)           Such additional amounts, if any, as shall be mutually agreed upon between the parties.
(B)           System II - Period Prior to Initial Date of Delivery.  All System II costs prior to the Initial Date of Delivery shall be charged to cost of construction of System II.
(C)           System II - Initial Delivery Period.  During the Initial Delivery Period, Puget agrees to pay to the District, in monthly installments, for Puget's System II Share of System II Output and System II Peaking Capability
made available to Puget pursuant to the provisions of Section 4(B) of this contract, annual amounts for each Contract Year equal to the sum of the following amounts for such Contract Year applicable to System II:
(1)           That portion of the amount of Operating Expenses of the Joint System which is in excess of the amount of Operating Expenses that System I would have incurred had System II not been constructed.
(2)           That portion, allocated to System II pursuant to provisions of Section 5(G) hereof, of (i) governmental taxes, assessments or other similar charges or payments in lieu thereof, lawfully imposed upon the District due to the District's ownership, operation or sale of power from the Joint System, and (ii) any amounts paid by the District to any governmental agency for fire protection for the Joint System;
(3)           Such additional amounts, if any, applicable to System II as shall be mutually agreed upon between the parties hereto.
(D)           System II - Interim Delivery Period.  During the Interim Delivery Period, Puget agrees to pay to the District in monthly installments, for Puget's System II Share of System II Output and System II Peaking Capability made available to Puget pursuant to the provisions of Section 4(B) of this contract, annual amounts for each Contract Year equal to the sum of the following amounts for such Contract Year applicable to System II multiplied by Puget's System II Share:
(1)           That portion of the amount of Operating Expenses of the Joint System which is in excess of the amount of Operating Expenses that System I would have incurred had System II not been constructed.
(2)           That portion, allocated to System II pursuant to provisions of Section 5(G) hereof, of (i) governmental taxes, assessments or other similar charges or payments in lieu thereof, lawfully imposed upon the District due to the District's ownership, operation or sale of power from the Joint System and (ii) any amounts paid by the District to any governmental agency for fire protection for the Joint System;
(3)           The amount obtained by multiplying the following costs by the lesser of one (1) or the decimal fraction determined by dividing System II Peaking Capability of the generating units of System II that are, in the opinion of the District, ready and available to be scheduled on a continuous operating basis, by 414,000 kilowatts.  For the purpose of this paragraph (3) the System II Peaking Capability shall be computed on the assumption that (i) all System I generating units are in full operation, (ii) inflow is 225,000 cubic feet per second, (iii) the Rock Island forebay pool elevation is 613.0 feet above mean sea level U.S.C. & G.S. Datum, (iv) the Wanapum forebay pool elevation is 571.5 feet above mean sea level U.S.C.& G.S. Datum, (v) Rocky Reach releases total 225,000 cubic feet per second and (vi) the generating units of System II that are available for operation are operating at 0.95 power factor.
(a)           For each series of System II Bonds issued prior to the date the Construction Engineer files the report pursuant to the provisions of Section 8.6 of District Resolution No. 4950, an amount equal to Contract Debt Service for such series less an amount equal to the product of the amount of System II Reserve Funds funded from proceeds of such series multiplied by the interest rate assumed for such System II Reserve Funds in such Contract Debt Service.  The amortization period of such series for such Contract Debt Service shall be the lesser of 50 years or the number of years from the date of delivery of and payment for such series to the date which is 55 years after the Date of Initial Financing;
(b)           For each series of System II Bonds issued to finance renewals, replacements and additions to System II in accordance with paragraph (1) of Section 11(B) hereof, an amount equal to the Contract Debt Service for such series less an amount equal to the product of the amount of System II Reserve Funds funded from proceeds of such series multiplied by the interest rate assumed for such System II Reserve Funds in such Contract Debt Service.  The amortization period of each series to be used in computing such Contract Debt Service shall be the number of years equal to the lesser of 50 years or the estimated service life of the facility which is acquired or constructed from proceeds of such series;
(c)           In the event any of the series of bonds referred to in the foregoing subparagraphs (a) and (b) of this paragraph (3) or this subparagraph (c) are refunded in accordance with paragraph (2) of Section 11(B) hereof, the annual amounts applicable to each such series of Refunding Bonds shall be equal to the lesser of the Contract Debt Service applicable to the bonds being refunded or the Contract Debt Service applicable to such series, less in each case an amount equal to the product of the amount of System II Reserve Funds funded from proceeds of such series multiplied by the interest rate assumed for such System II Reserve Funds in such Contract Debt Service.  The amortization period of such series to be used in computing such Contract Debt Service shall be the amortization period for the bond issue being refunded by such series less the number of years between the date of delivery of and payment for such series of Refunding Bonds and the later of the date of delivery of and payment for such bonds being refunded or the date which is five years after the Date of Initial Financing.
(4)           Such additional amounts, if any, applicable to System II, as shall be mutually agreed upon between the parties hereto;
(5)           From the aggregate of the foregoing amounts there shall be deducted any credits applicable to System II not credited to the Construction Fund pursuant to the provisions of District Resolution No. 4950 or not deducted pursuant to paragraph (1) of this Section 4(D) by reason of receipt of any revenues and other income applicable to System II and derived from sources other than direct sale of power from System II.
(6)           For the purpose of the foregoing paragraph (3) of this Section 4(D) costs and payments shall be calculated and charged as if they had accrued on a daily basis.
(E)           System II - Commercial Operating Period.  Beginning on the later of the end of the Initial Delivery Period or the Date of Commercial Operation Puget agrees to pay to the District in monthly installments for Puget's System II Share of System II Output and System II Peaking Capability made available to Puget pursuant to the provisions of Section 4(B) of this contract annual amounts for each Contract Year equal to the sum of the following amounts for such Contract Year applicable to System II multiplied by Puget's System II Share, whether or not operation of System II is interrupted, suspended or interfered with in while or in part for any cause whatsoever during such Contract Year.
(1)           That portion allocated to System II pursuant to provisions of Section 5(F) hereof of Operating Expenses of the Joint System;
(2)           That portion allocated to System II pursuant to provisions of Section 5(G) hereof, of (i) governmental taxes, assessments or other similar charges or payments in lieu thereof lawfully imposed upon the District due to the District's ownership, operation or sale of power from the Joint System and (ii) any amounts paid by the District to any governmental agency for fire protection for the Joint System;
(3)           For each series of outstanding System II Bonds issued prior to the date the Construction Engineer files the report pursuant to the provisions of Section 8.6 of District Resolution No. 4950 an amount equal to the Contract Debt Service for such series.  The amortization period of such series to be used in computing such Contract Debt Service shall be the lesser of 50 years or the number of years from the date of delivery of and payment for such series to the date which is 55 years after the Date of Initial Financing.
(4)           For each series of outstanding System II Bonds issued to finance renewals, replacements and additions to System II in accordance with provisions of paragraph (1) of Section 11(B) hereof, an amount equal to Contract Debt Service for such series.  The amortization period of such series to be used in computing such Contract Debt Service shall be the lesser of 50 years or the estimated service life of the facility which is acquired or constructed from proceeds of such series.
(5)           In the event any of the series of outstanding bonds referred to in paragraphs (3) or (4) of this Section 5(E) or this paragraph (5) are refunded in accordance with paragraphs (2) and (3) of Section 11(B) hereof, the annual amounts applicable to each such series of Refunding Bonds shall be equal to the lesser of Contract Debt Service applicable to the bonds being refunded or Contract Debt Service applicable to such series.  The amortization period of such series to be used in computing such Contract Debt Service shall be the amortization period for the bond issue being refunded by such series less the number of years between the date of delivery of and payment for such series of Refunding Bonds and the later of the date of delivery of and payment for such bonds being refunded or the date which is five years after the Date of Initial Financing.
(6)           An amount equal to 10% of the amounts specified in paragraphs (3), (4) and (5) of this Section 5(E);
(7)           Amounts required, if any, for necessary renewals and replacements which are in excess of monies available in the System II Reserve and Contingency Fund plus proceeds from any applicable insurance and plus proceeds from the sale of additional System II Bonds or proceeds of additional financing or both in accordance with paragraph (1) of Section 11(B) hereof;
(8)           All other costs, less credits properly related thereto and excluding debt service costs on System II Bonds, not included in the foregoing paragraphs (1), (2), (6) and (7) of this Section 5(E) associated with ownership, operation and maintenance of System II and renewals and replacements to System II, including those essential and necessary to effect delivery of System II Output to System II Points of Delivery as herein specified;
(9)           Such additional amounts, if any, applicable to System II as shall be mutually agreed upon between the parties hereto; and
(10)           From the aggregate of the foregoing amounts, there shall be deducted any revenue or income of System II properly creditable to Account Nos. 451, 453, 454, 455 and 456 and 415, 416, 417, 418, 419 and 421 of the Uniform System of Accounts excluding (i) amounts properly credited to the Construction Fund pursuant to the provisions of District
Resolution No. 4950 and (ii) gain on purchase of System II Bonds.
(F)           Allocation of Operating Expenses.  For the purpose of determining the Operating Expenses of System I and System II to be included in costs pursuant to paragraph (1) of Section 5(A) and paragraph (1) of Section 5(E), the following shall apply:
(1)           For the period beginning on the Date of Commercial Operation and ending on the date of termination of this contract (i) 89% of the Operating Expenses of the Joint System chargeable to Account Nos. 535, 537, 538 and 539 of the Uniform System of Accounts shall be charged to System I and 11% shall be charged to System II, and (ii) all other Operating Expenses of the Joint System shall be charged to the System for which the expense was incurred;
(2)           It is the intent of this Section 5(F) that Operating Expenses of the Joint System chargeable to System I be in the same amount as the Operating Expenses of System I would have been if System II had not been constructed.  The allocation of charges provided for in this Section 5(F) shall be reviewed at the request of either party to the other not more frequently than once each Contract Year, and, adjusted, if necessary, to conform to this intent.  Unless otherwise agreed by the parties to this contract, no such changes shall be effective for any period more than 6 months prior to the date on which the review request was made.
(G)           Allocation of Taxes and Other Charges.  For the purpose of determining costs of System I and System II pursuant to paragraph (2) of Sections 5(A),
5(C), 5(D) and 5(E), the portion of governmental taxes, assessments or other similar charges, or payments in lieu thereof lawfully imposed upon the District due to the District's ownership, operation or sale of power from the Joint System and any amounts paid by the District to any governmental agency for fire protection for the Joint System that is allocated to System II shall be that portion which will result in the amount of such costs of System I being the same as it would have been if System II had not been constructed.  The balance of such costs of the Joint System shall be charged to System I.  All such costs properly chargeable to Construction Costs of System II as defined in District Resolution No. 4950 shall not be charged to taxes and other charges of the Joint System for the purpose of computing Puget's annual payments hereunder
(H)           Debt Service Payments.
(1)           That portion of the amounts payable by Puget to the District for each Contract Year attributable to the amounts specified in paragraph (3) of Section 5(A) and paragraphs (3), (4) and (5) of Section 5(E) shall be paid in substantially equal monthly installments on or before the 20th day of each calendar month prior to billing for such month as advance payments on account of the bills to be submitted by the District pursuant to Section 10 hereof.  That portion of the amounts payable by Puget to the District attributable to the amounts specified in paragraph (3) of Section 5(D) shall be paid on or before the 20th day of each calendar month prior to billing for such month as similar advance payments.
(2)           In the event in any Contract Year that portion of the amounts payable by Puget to the District for such Contract Year attributable to the amounts specified in paragraphs (3) and (4) of Section 5(E) hereof ("First Amount") is less than the product obtained by multiplying Puget's System II Share by the District's actual payments for principal and interest for System II Bonds for such Contract Year ("Second Amount") then Puget agrees to pay the District the difference between the First Amount and the Second Amount.
(3)           Notwithstanding any other provision of this contract, it is not intended that Puget by this contract assumes any obligation or liability as guarantor, endorser, surety or otherwise with respect to System I Bonds, System II Bonds or other securities issued by the District; provided, however, that Puget agrees that it will not sell, dispose of or otherwise utilize the Joint System Output and Joint System Peaking Capability in any way that would jeopardize the federal tax exempt status, pursuant to Internal Revenue Service Tax Ruling T:I:I:2:3 dated July 7, 1972, of those System II Bonds issued prior to the date that the Construction Engineer files the report pursuant to the provisions of Section 8.6 of District Resolution No. 4950, or, that would in any way jeopardize the federal tax exempt status of any other series of System II Bonds under federal laws and regulations that are not more restrictive with respect to the sale, disposition or utilization of Joint System Output and Joint System Peaking Capability than those existing on July 7, 1972.
(I)           Adjustment of Contract Debt Service.  Notwithstanding the provisions of Sections 5(D) and 5(E), if the proceeds from the issuance of any series of Bonds exceeds the amounts required for the purposes for which such series was issued, the amount of such excess shall be used to retire, by purchase or call, Bonds in advance of maturity and Contract Debt Service and Contract Bonds Outstanding applicable to such series shall be reduced to reflect such retirement.
In the event that any Bonds are purchased by the District at a discount either from the Sinking Fund established in the Bond Resolution or otherwise the amount of Contract Debt Service and Contract Bonds Outstanding shall be appropriately reduced to reflect such discount.
(J)           Computations for Partial Contract Years.  For the purposes of determining the amounts described in Section 5(D) and Section 5(E) hereof until the end of the Contract Year in which the Date of Commercial Operation occurs and for the last Contract Year hereof such amounts shall be deemed to have accrued on a daily basis and with respect to the amounts described in Section 5(D) hereof the applicable proportion thereof shall be determined from time to time as additional generating units are, in the opinion of the District, ready and available to be scheduled on a continuous operating basis.

Section 6.   Exhibits.  Exhibits A, B, C, D and E are by this reference incorporated herein and made a part of this contract as fully as though set forth verbatim in the body of this contract.

Section 7.   Withdrawal of Power by the District.
(A)           System I.   The District shall take from System I the District's System I Share of System I Output and System I Peaking Capability during each Contract Year.
(B)           System II.   The District reserves the right to withdraw from System II during each Contract Year up to fifty percent (50%) of System II Output and System II Peaking Capability for the purpose of furnishing the District and the inhabitants of Chelan County, including public and private corporations, with electric current for all uses for ultimate utilization therein, and for supplying electric current for ultimate use in Townships 26 and 27 North, Range 23 E.W.M., Douglas County, Washington, and in the vicinity of Stevens Pass in King County, Washington and in the vicinity of Colockum Pass in Kittitas County, Washington and In the Antoine Valley in Okanogan County, Washington; provided, that (i) the District shall give five years advance written notice of such withdrawal, (ii) no such notice shall be given which will provide for withdrawal of System II Output and System II Peaking Capability prior to the Contract Year commencing July 1, 2000, (iii) the amounts withdrawn pursuant to the first such notice shall not exceed ten percent (10%) of System II Output and System II Peaking Capability, (iv) no such notice shall be given pursuant to which the amounts withdrawn by the District for any Contract Year will exceed the amounts withdrawn by the District for the immediately preceding Contract Year by more than ten percent (10%) of System II Output and System II Peaking Capability, and (v) each withdrawal by the District of a share of System II Output shall be accompanied by an equal withdrawal of System II Peaking Capability.
(C)           System II Surplus.  Any portion of System II Output and System II Peaking Capability withdrawn by the District pursuant to Section 7(B) which is surplus to the requirements of the District for the purposes described in Section 7(B), shall first be offered for sale to Puget at the same cost as Puget would have been required to pay for such portion of System II Output and System II Peaking Capability if it had not been withdrawn and if not so purchased by Puget may be disposed of as the District shall determine, notwithstanding the provisions of Section 7(B) above.

Section 8.   Payments by District.
(A)           System I.
(1)           The District agrees to pay to Puget monthly installments, for System I Output and System I Peaking Capability made available to the District, annual amounts for each Contract Year calculated by multiplying the decimal fraction shown on Column 1 of Exhibit C for each Contract Year by the total of the following:  (i) the total amount of the annual cost of System I chargeable to Puget in accordance with Section 5(A) hereof (without reducing such amount for any credit pursuant to the provisions of Section 9 hereof), (ii) less the amount specified in paragraph (7) of Section 5(A) and (iii) less the amount of payment to Puget by the District in accordance with paragraph (3) of this Section 8(A), whether or not the operation of System I is interrupted, suspended or interfered with in whole or in part for any cause whatsoever during the term of this Contract or during any portion of said term.
(2)           Puget shall have no right, interest or claim to the Wenatchee River Properties or to the rents, income, receipts or proceeds of any sale or disposition thereof.  In the event monies derived from the Wenatchee River Properties are used to pay any portion of System I costs or are deposited in or used in connection with any fund maintained for System I, thereby reducing System I costs, the full benefit thereof shall be reflected in a reduction in the District's share of System I costs.
(3)           The District also agrees to pay to Puget each Contract Year in monthly installments an amount equal to the sum of the following amounts for such Contract Year:
(a)           Revenues or income of System I properly creditable to Accounts 451, 453, 454, 455 and 456, inclusive, or to Accounts 415, 416, 417, 418, 419 and 421, inclusive, of the Uniform System of Accounts, excluding (i) revenues from investment of monies in the Bond Fund and in the Reserve and Contingency Fund established pursuant to District Resolution Nos: 1137 and 3443, (ii) rents, income and receipts of Wenatchee River Properties and (iii) gain on purchase of System I Bonds;
(b)           Revenues received by the District from sales of power and energy to serve Rock Island Project supervisors' cottages;
(c)           All costs and expenses of the Wenatchee River Properties including renewals and replacements, if any, or such properties; and
(d)           Governmental taxes, assessments or other similar charges or payments in lieu thereof lawfully imposed upon the District due to District's ownership or operation of the Wenatchee River Properties and any amounts paid by the District to any governmental agency for fire protection for the Wenatchee River Properties.
(4)           Should the District from time to time require, from one or more of the District's Points of Delivery connected to that portion of the Joint System's 115-kV transmission facilities extending from the District's McKenzie switching station to Stevens Pass Summit, delivery of Squilchuck Power in excess of 20,000 kilowatts of coincidental clock-hour integrated demand, the District shall:
(a)           Pay to Puget from funds other than funds of the Joint System the amount of any increased cost to Puget relating to transmission of power and energy from the Joint System caused by the District's taking in excess of said 20,000 kilowatts;
(b)           Give Puget not less than eighteen (18) months prior written notice of the District's intention to take in excess of said 20,000 kilowatts; and
(c)           Consult with Puget in advance on any changes in transmission system operating arrangements that may be thereby required in order to minimize the effect on Puget's system of the District's taking of such excess power and energy.
(5)           For use by the District of each Added Facility, the District also agrees to pay to Puget in monthly installments annual amounts for each Contract Year equal to the product of the following:
(a)           The amount of the District's Other Power at the time of the District's Electric System peak, divided by the total of (i) the amount of the District's Squilchuck Power and (ii) the amount of the District's Other Power; and
(b)           An amount determined by multiplying the total investment of System I in each Added Facility by 0.085.
(6)           The District covenants and agrees that it will establish, maintain and collect rates or charges for power and energy taken by the District from System I and sold or delivered to customers of the District other than Puget, including other systems of the District, which shall be adequate to provide revenues sufficient to enable the District to pay all amounts payable by the District to Puget as provided in this Section 8(A) and any other obligations payable from said revenues as the same severally become due and payable, and that all such revenues will be segregated, deposited and held separate and apart from all other revenues of the District arising out of the ownership of electric public utility properties other than System I and used only for System I purposes.
(B)           System II.  The District agrees to pay into the Revenue Fund to the credit of the System II Revenue Account in monthly installments, annual amounts equal to all of the District's annual costs associated with ownership, operation and maintenance of, and renewals and replacements to System II, including those essential and necessary to effect delivery of System II Output and System II Peaking Capability to the System II Points of Delivery as herein specified, not required to be paid by Puget under the provisions of Section 5 of this contract, including in such annual cost an amount to be paid into the System II Reserve and Contingency Fund equal to payments required to be made by Puget in accordance with provisions of paragraphs (6) and (7) of Section 5(E) hereof multiplied by the decimal fraction determined by dividing the District's System II Share by Puget's System II Share, whether or not operation of System II is interrupted, suspended or interferred with in whole or in part for any cause whatsoever during such Contract Year.

Section 9.   Advance Payment for Power.  The amount of advance payment by Puget for purchase of power credited to Puget on the District's books as of the effective date of this contract in accordance with Section 8 of the Power Contract dated June 8, 1962 between the District and Puget, will be carried forward on said books.  The District agrees to credit against the amount annually payable by Puget as provided in Section 5(A) hereof an amount annually equal to $31,250 computed and credited monthly until 2400 hours Pacific Time January 5, 2004, or until such time as the credit for advance payment for power has been reduced to zero.

Section 10.   Billings.  Billing for sums due the District from Puget in accordance with provisions of this contract shall be rendered monthly by the District upon an estimated basis for the preceding month and shall be paid by
Puget at the office of the District in Wenatchee, Washington within twelve (12) days after the date of the bill.  For practical purposes, but without changing any obligations of the parties hereto under this contract, the District will render net bills to Puget in order to facilitate settlement under Sections 5 and 8 of this contract, and amounts due Puget from the District in accordance with the provisions of this contract shall be computed monthly upon an estimated basis for the preceding month and shall be offset against amounts due to the District from Puget.
Each party shall submit to the other party such supporting data with regard to all bills under this contract as are reasonably necessary to enable the auditor or financial officer of such other party to effect proper accounting thereof.
A final accounting of all transactions in each calendar year shall be rendered to Puget by the District, and to the District by Puget, on or before May 15 of the succeeding year.  Any balance due by either party to the other shall be paid within thirty (30) days from said May 15.
If payment of any bill rendered by either party to the other is not made in full on or before the close of business on the thirtieth (30th) day after the date of the bill, or if payment of any sum due in advance of billing is not paid when due as provided in this contract, a delayed-payment charge of two percent (2%), which shall be in addition to interest automatically accruing at the rate of six percent (6%) per annum of the unpaid amount of the bill, will be made (except that in case of a bona fide dispute as to the correct amount of the bill, the delayed-payment charge shall be applicable only to the portion thereof admittedly due and not paid), provided, however, that such late payment charge shall not be assessed unless payment is not received on the first banking day following the date the District has notified Puget by telephone that payment when due has not been received.
Whenever a bill by either party to the other remains unpaid subsequent to the sixtieth (60th) day after the date of the bill (except as to such portion thereof which may in good faith be disputed), or whenever any amounts payable in advance of billing shall remain unpaid subsequent to the sixtieth (60th) day after such amount is due and payable as provided in this contract, the party to whom such bill or amount is payable may, thereafter upon giving thirty (30) days advance notice in writing, discontinue service to the other party until such bill is paid.
No such discontinuance of service shall affect either party's liability for any amounts accrued prior thereto, nor be deemed to waive any right to damages.  If at any time service is discontinued to Puget as provided in this Section 10, Puget agrees that it will nevertheless continue to make the payments required to be paid by it to the District as though service had not been discontinued.  In any suit or action by either party against the other, for breach of this contract or for recovery of any sums payable to the other party under this contract, the prevailing party shall be entitled to recover reasonable attorney's fees to be fixed by the Court.
Remittances received by mail will be accepted without assessment of the two percent (2%) delayed-payment charge or interest, provided the postmark indicates payment was mailed on or before the thirtieth (30th) day after the date of the bill or the due date of sums payable in advance of billing.  If the thirtieth (30th) day after the date of the bill or the due date of sums payable in advance of billing is a Sunday or a Holiday, the next following business day shall be the last day on which payment can be made without addition of interest and the delayed-payment charge.
If a bill from the District to Puget remains unpaid subsequent to the 150th day after the date of the bill (except as to such portion which may in good faith be disputed), or whenever any amounts payable in advance of billing remain unpaid subsequent to the 150th day after such amount is due and payable as provided in this contract the District may, upon giving 30 days advance notice in writing, terminate this contract and Puget's rights hereunder unless Puget pays the bill or amounts payable in advance specified in such notice within said 30-day period.
If Puget fails to perform any of its obligations under this contract other than its obligations to make payments when due, the District may, upon giving 30 days advance notice in writing of such default, terminate this contract and Puget's rights hereunder unless Puget corrects such default within the 30-day period, or if the default is such that is cannot be corrected within 30 days, corrects such default within a reasonable period of time.
For the purpose of this Section 10, the "date of the bill" shall mean the date the bill was mailed, or if delivered by any other method, the date actually delivered.

Section 11.                                Issuance of Additional Bonds.
(A)           System I.
(1)           The District agrees that should the cost to the District in connection with any major loss or damage or major renewals of or replacements to System I or any major additions, improvements and betterments or modifications required by any governmental agency having jurisdiction to System I be in excess of monies then in System I Reserve and Contingency Fund plus proceeds of insurance policies, if any, covering such loss or damage, the District will, unless an alternative method of financing is mutually agreed upon, issue and sell additional bonds payable from the revenues of System I to pay that portion of such costs, including necessary reserves, which exceed the sum of (a) proceeds, if any, of insurance policies and (b) monies then in the System I Reserve and Contingency Fund, provided that the District can then legally issue such bonds and that such bonds can be marketed.  If it is necessary to issue and sell additional bonds under the above described circumstances, the District shall take all reasonable steps to establish the legality of and to sell such bonds payable from the revenues of System I and on a parity with System II Bonds.  The District shall fix the maturities of such bonds in such amounts and at such times that will result in total annual payments for interest and principal being approximately equal during the amortization period of the bonds.  For the purpose of this Section 11(A), monies in System I Reserve and Contingency Fund shall not include amounts transferable from the Reserve Account in the System I Bond
Fund.  As used in this Section 11(A) and in Section 11(B) hereof the term "bond" or "bonds" shall mean bonds or other evidences of indebtedness or both.
(2)           Puget agrees that the District shall have the right in the future to refund System I Bonds in order to effect cost savings and other policy objectives of the District, and agrees that it will negotiate in good faith necessary modifications to this contract in order to accomplish such refunding; provided that the refunding does not (i) result in an increase in the net annual payments required to be made by Puget under this contract, or (ii) result in an increase in the cost of power and energy to Puget from System I or (iii) prejudice Puget's right and interests with respect to the System I Revenue Fund, Bond Fund and Reserve and Contingency Fund as established pursuant to Resolution Nos. 1137 and 3443.
(B)           System II.
(1)           The District agrees that should the cost to the District in connection with any major loss or damage or major renewals of or replacements to System II or any major additions, improvements and betterments or modifications required by order of any governmental agency having jurisdiction to System II be in excess of monies then in System II Reserve and Contingency Fund plus the proceeds from insurance policies, if any, covering such loss or damage, the District will, unless an alternative method of financing is mutually agreed upon, issue additional bonds, payable from the revenues of System II on a parity with the System II Bonds, to pay that portion of such costs, including necessary reserves, which exceed the proceeds, if any, of insurance policies, provided that the District can then legally issue such bonds and that such bonds can be marketed.  The District shall take all reasonable steps to establish the legality of and to sell such bonds.
(2)           The District agrees that it will use its best efforts to issue and sell during the term of this contract one or more series of Refunding Bonds to refund or Advance Refund in whole or in part any one or more series of System II Bonds in order to obtain the optimum amounts of reductions in Contract Debt Service and in cost to the District and Puget for System II Output and System II Peaking Capability to the extent feasible and practicable.
If the District shall Advance Refund in whole or in part any series of System II Bonds, the District shall prepare a table similar to the table of Contract Bonds Outstanding applicable to the Advance Refunding Bonds but based on the assumption that the District would not Advance Refund such Bonds but would refund them on the first call date of such series at the same interest rate and costs of refunding as the interest rate and costs of refunding applicable to the Advance Refunding Bonds.  Puget's payments under Section 5(B) hereof during the Contract Year beginning July 1, 2000 and each Contract Year thereafter during the remainder of the term of this Contract shall be increased by an amount equal to the amount required to pay interest and principal on an amount of bonds equal to the difference between the computed amount of bonds that would be outstanding on June 30, 2012 as shown in such table and Contract Bonds Outstanding on June 30, 2012 for such series.  Such increased amount shall be computed based on the following assumptions:
(a)           The interest rate on the bonds shall be the average interest rate of the Advance Refunding Bonds.
(b)           The bonds shall be retired over a 12-year period.
(c)           The sum of interest and principal payments for each year during such 12-year period shall be approximately equal.
For the purpose of this paragraph (2) the term Advance Refund shall mean the proceedings adopted and action taken to refund in whole or in part any one or more series of System II Bonds in advance of the first call date of such System II Bonds by defeasing such System II Bonds at the time of such advance refunding through the issuance of Refunding Bonds.  The Refunding Bonds so issued are referred to in this paragraph (2) and paragraph (3) as Advance Refunding Bonds.
If the District shall refund or Advance Refund less than the whole amount of any series of System II Bonds, an appropriate adjustment shall be made in the amount of Contract Debt Service and Contract Bonds Outstanding applicable to the series of Bonds being partially refunded to reflect the effect of such refunding.
(3)           Notwithstanding the other provisions of this Section 11(B) the District reserves the right to issue Refunding Bonds other than Advance Refunding Bonds to refund in whole any one or more of the series of System II Bonds at any time prior to maturity thereof, provided that such refunding shall not result in (i) an increase in any Contract Year in the net annual payments required to be made by Puget under this contract, or (ii) an increase in the cost of power and energy to Puget from System II.  For the purposes of computing Contract Debt Service on each series of such Refunding Bonds, the amount of Bonds in such series shall not exceed the amount of Contract Bonds Outstanding applicable to each series of Bonds being refunded, plus the costs of such refunding, including in such costs the discount, if any, and deducting from such costs the premium, if any, on the Refunding Bonds.
(C)           General.  The District, in issuing Refunding Bonds shall act prudently and shall use its best efforts to issue such bonds at the lowest practicable costs consistent with the District's policy objectives sought to be achieved by such refunding.

Section 12.   Establishment and Use of Funds.
(A)           System I.
(1)           The District agrees that it will maintain during the term of this contract the Revenue Fund created and established by District Resolution No. 1137 and the provisions of said Resolution 1137 applicable to the Revenue Fund are incorporated herein by reference.  The District further agrees that it will pay into the Revenue Fund as promptly as practicable after receipt thereof, all income, revenues, receipts and profits derived by the District through the ownership and operation of the Joint System, including all amounts received from Puget and the District pursuant to the provisions of Sections 5 and 8 hereof, and all other monies required to be deposited in the Revenue Fund pursuant to District Resolution No. 1137 and the Bond Resolution, other than the amounts expressly required or permitted by District Resolution Nos. 1137 and 3443 and the Bond Resolution to be deposited in any other fund.
(2)           The District agrees that it will maintain the System I Bond Fund created and established by Resolution No. 1137, so long as the System I Bonds are outstanding and unpaid, and that it will transfer monthly from the Revenue Fund to said Fund the amounts received from Puget pursuant to the provisions of paragraph (3) of Section 5(A) hereof.
(3)           The District agrees that it will maintain during the term of this contract the System I Reserve and Contingency Fund created and established by Resolution No. 1137, into which will be transferred from the proceeds of the issuance of the first series of System II Bonds an amount sufficient as of the Date of Initial Financing to increase said Fund to $2,928,735.  The District agrees that it will transfer monthly from the Revenue Fund to the System I Reserve and Contingency Fund the amounts received from Puget pursuant to the provisions of paragraphs (5) and (6) of Section 5(A) hereof.  Monies in the System I Reserve and Contingency Fund may be used solely for the purposes of:
(a)           Making up any deficiency which may occur in the Bond Fund of System I;
(b)           Paying the cost of renewals to and replacements of System I;
(c)           Paying extraordinary operation and maintenance costs of System I;
(d)           Paying the cost of extensions of and betterments to the System to the extent of not more than $25,000 in any calendar year, except for the acquisition and construction of extensions of and betterments to System I as provided for in Sections 23 and 24(B) of this contract, without the mutual agreement of the parties, and to any extent with such agreement, and
(e)           Paying the cost of renewals to, replacements of, extensions of and betterments to System II to the extent that proceeds from sale of System II surplus property or salvage are deposited in the System I Reserve and Contingency Fund.
Whenever the value of cash and investments in the System I Reserve and Contingency Fund exceeds 3.998% of the total amount of System I Bonds, the amount of such excess shall be withdrawn at least annually for the purchase or redemption of System I Bonds, so long as any System I Bonds are outstanding and unpaid.
The District agrees that it will not expend monies in the System I Reserve and Contingency Fund for extensions of or betterments to System I which are not reasonably necessary to the conduct of the business of such System, or which are uneconomical.
Monies in the System I Reserve and Contingency Fund shall be invested and reinvested by the District to the fullest extent practicable.  All monies earned as a result of any such investment or reinvestment shall accrue to and be deposited in such Fund.
(4)           The District agrees that it will maintain during the term of this Contract the Wenatchee River Development Fund, created and established in accordance with the provisions of Section 6.2(6) of Resolution No. 3443, and two accounts within such fund as follows:
(a)           A Rock Island Expansion Account into which will be transferred $7,111,000 as of the Date of Initial Financing. Said monies shall be set aside and paid from time to time as may be necessary to the System II Construction Fund Trustee for deposit to the System II Construction Fund.  Prior to the payment of said sum to said Trustee it shall be invested by the District and the earnings from the investments thereof shall be retained in said Account.
From said investment earnings there shall be paid into the Revenue Fund as a credit to System I costs the amount of said earnings to the extent of $17,666.67 per month, plus all Operating Expenses in connection with the Dryden property (dam, headworks, irrigation canals and flumes).  The transfers to the Construction Fund Trustee of the principal balance in said Account together with investment earnings shall be scheduled in a manner consistent with the cash flow requirements of construction of System II and shall be completed on the later of the date which is five years after Date of Initial Financing or the Date of Commercial Operation.  In scheduling such transfers the District shall use its best efforts to maximize the amount of investment earnings in order to avoid, to the extent possible, any increase in costs to the District and Puget associated with System I prior to the Date of Commercial Operation of System II.
(b)           A Wenatchee River Properties Account into which will be transferred the Wenatchee River Properties and all rent, income and receipts or proceeds of any sale or other disposition of the Wentachee River Properties.  Earnings from the investment of such monies may at the option of the District be retained in said Account and used for the purposes for which other monies in said Account may be used or may be paid into the Revenue Fund as directed by the District.  Puget shall have no right, interest or claim to any monies in said Account or to earnings from investments of money therein or to any additions, improvements, facilities, properties or other assets acquired with monies from said Account.  Notwithstanding the provisions of Sections 5 and 8 hereof any monies transferred from this Account into the Revenue Fund shall not be considered as credits, operating revenues or income of System I but may be used by the District to offset payments to Puget pursuant to the provisions of Section 8(A) hereof.
(5)           Such other special funds and accounts of System I as may be required pursuant to provisions of System I Bond Resolution.
(B)           System II.
(1)           The District agrees that it will create and maintain during the term of this contract a separate account within the Revenue Fund to be known as the System II Revenue Account.  All income, revenues, receipts and profits derived by the District through the ownership and operation of System II shall be credited to such Account.  All costs to the District of the ownership and operation of System II shall be charged to said Account.  Said account shall be established in the initial amount of $750,000 from the proceeds of the sale of System II Bonds to be used as Working Capital.
After making all payments required to be made from the Revenue Fund pursuant to the provisions of the Bond Resolution, there may be transferred to the District from the Revenue Fund each Contract Year after the Date of Commercial Operation the amount, if any, by which that portion of the amounts payable by Puget to the District for such Contract year attributable to the amounts specified in paragraphs (3), (4) and (5) of Section 5(E) hereof, exceed the sum of (i) payments made by the District for interest, principal and premium, if any, of Sys-II Bonds for such year and (ii) investment earnings on the Principal Account, Interest Account and Bond Retirement Account and any other account established for the purpose of retirement of System II Bonds by the Bond Resolution to the extent that such earnings reduce the payments in the foregoing clause (i) which would have been made by the District if there were no such earnings.
For purposes of this Section 12(B), principal payments shall be deemed to include payments into any account established pursuant to the provisions of the Bond Resolution authorizing System II Bonds for the purpose of retiring System II Bonds.
The District shall fix maturities and sinking fund requirements for System II Bonds in such amounts and at such times that the product obtained by multiplying the District's payments for principal and interest on all System II Bonds by Puget's System II Share shall not for any Contract Year exceed that portion of the amounts payable by Puget to the District for such Contract Year attributable to the amounts specified in paragraphs (3), (4) and (5) of Section 5(E) hereof.  In the event Puget makes any payment pursuant to the provisions of Section 5(H)(2) hereof then the District shall concurrently reimburse Puget from other revenues of the District for the amount of any such payments.
(2)           The District agrees that it will create and maintain during the term of this contract, System II Bond Funds pursuant to the provisions of the Bond Resolution, said Funds to be used solely for the purpose of paying the principal of, premium, if any, and interest on the System II Bonds and additional bonds issued on a parity therewith, and of retiring the System II Bonds and additional bonds issued on a parity therewith, prior to maturity.  The District will transfer monthly from the Revenue Fund to said Funds the amounts required by the Bond Resolution.
(3)           The District agrees that it will create and maintain during the term of this contract an Expansion Reserve and Contingency Fund (herein referred to as the System II Reserve and Contingency Fund) as a reserve to be used as provided in Section 6.4 of District Resolution No. 4950, provided, however, that except as otherwise specifically provided in this contract payment for the costs of extensions of and betterments to System II in excess of a cumulative amount of $25,000 in any calendar year shall be made only with the consent of Puget; and, provided further, that any amount of the System II Reserve and Contingency Fund monies deposited in the System I Reserve Account, as that account is defined in Resolution Nos. 1137 and 3443, shall be reimbursed to the System II Reserve and Contingency Fund from the first revenues available for such purposes from System I.
Monies in the System II Reserve and Contingency Fund shall be invested and reinvested by the District to the fullest extent practicable in accordance with the provisions of District Resolution No. 4950.  All monies earned as a result of any such investment or reinvestment prior to the Date of Commercial Operation shall accrue to and be deposited in the Construction Fund established by the District in Resolution No. 4950.  After the Date of Commercial Operation, all monies earned as a result of any such investment or reinvestment shall accrue to and be deposited in the Revenue Fund.
The District agrees that it will not expend monies in the System II Reserve and Contingency Fund for extensions of or betterments to System II which are not reasonably necessary to the conduct of the business of such System or which are uneconomical.
The System II Reserve and Contingency Fund shall be established in the initial amount of $3,000,000 from proceeds of issuance of System II Bonds and, subject to the provisions of Section 6.4 of District Resolution No. 4950, shall be maintained at said amount until the Date of Commercial Operation.  If the amount in said Fund is less than $3,000,000 on the Date of Commercial Operation, the District will transfer into said Fund, from the proceeds of the issuance of the first series of System II Bonds issued after the Date of Commercial Operation an amount equal to the difference between $3,000,000 and the amount actually in said Fund on the Date of Commercial Operation.  In addition to payments required to be made into such Fund by the District in accordance with provisions of Section 8(B) hereof, all payments by Puget pursuant to provisions of paragraph (6) of Section 5(E) hereof shall be deposited in such Fund.  An amount equal to the excess in such Fund, at the end of any month after taking into account commitments or obligations of the District chargeable against such fund and which are expected to become due and payable within 90 days after the end of such month, over $3,000,000 multiplied by Puget's System II Share for such month shall be credited against payments to be made by Puget pursuant to the provisions of Section 5(E) during the following month and the balance of such excess shall be credited to the District against payments to be made by the District pursuant to provisions of Section 8(B) during the following month.
(4)           Such other special funds and accounts of System II as may be required pursuant to the provisions of System II Bond Resolution.
(5)           The District will carry out the provisions of the following sections of District Resolution No. 4950 authorizing the issuance and sale of the first series of System II Bonds, and such sections are attached hereto as Exhibit E.
Section 6.6                                Construction Fund
Section 6.7                                Investment of Monies in Construction Fund
Section 6.8                                Cost of Construction
Section 6.10                                Distribution of Monies in Construction Fund
Section 6.11                                Monies in Construction Fund pending application thereof.
(C)           Investment.  The District agrees that, to the extent authorized by the Bond Resolution and all applicable laws, rules and regulations of governmental authorities, it will use its best efforts to invest and keep invested available funds of System I and System II to maximize interest earnings therefrom consistent with prudent investment practice and System I and System II needs.

Section 13.   Books of Account and Auditing.  The District shall cause proper books of account to be kept for the District showing as a separate utility system the accounts of the Joint System segregated to show separately the accounts of System I and System II in accordance with the rules and regulations prescribed by any governmental agency authorized to prescribe such rules, including the Division of Municipal Corporations of the State Auditor's Office of the State of Washington, or other State department or agency succeeding to such duties of the State Auditor's Office, and in accordance with the Uniform System of Accounts prescribed by the Federal Power Commission or other Federal agency having jurisdiction over electric public utility companies owning and operating properties similar to the electric properties operated by the District, whether or not the District is required by law to use such system of accounts, and such accounting records shall be available for inspection and utilization by the duly authorized representatives of Puget at all reasonable times.  The District shall supply monthly to Puget such reports of the operation and maintenance of the Joint System and of System I and System II as Puget may from time to time reasonably request.  The District shall cause such books of account to be audited by independent certified public accountants, experienced in electric utility accounting and of national reputation, to be employed by the District.  The audits to be made by such independent certified public accountants, shall be made annually and shall cover each calendar year during the term of this contract shall be completed within one hundred twenty (120) days following the end of each such calendar year.  A copy of each such annual audit, including any recommendations of the accountants with respect thereto, shall be made available by the District to Puget.

Section 14.   Reactive Power.  The parties recognize that voltage levels of the District's power system and other interconnected systems are affected by the amounts of reactive power supplied from the Joint System as well as from other sources.  The District will operate the Joint System to provide reactive power necessary together with other reactive power made available to maintain proper voltage levels at the Points of Delivery.  If it is determined by the parties hereto that the reactive power requirements of the loads of either the District or Puget are resulting in a reduction in kilowatt-hour output of the Joint System, the party responsible for such reactive power requirements shall at its own expense limit such reactive power requirements to a point that such kilowatt-hour output shall not be thereby reduced.

Section 15.   Operation, Maintenance, Engineering and Planning.
(A)           Operation.  The parties hereto agree to cooperate on matters relating to operation, maintenance and repair of the Joint System.  It is the intent of the parties hereto that the Joint System shall be operated to assure optimum availability of usable Joint System Output coordinated to the load requirements of Puget and the District and that capacity and energy made available hereunder to Puget and the District shall be fully coordinated with other resources available to the parties and with the Northwest Power Pool; provided, however, operation of the Joint System shall be subject to provisions of the Federal Power Commission License No. 943-Washington as now or hereafter amended or reissued and that certain agreement between the Great Northern Railway and the Washington Electric Company dated April 15, 1931 as now or hereafter amended.
(B)           Maintenance.  The District will use its best efforts to operate and maintain the Joint System In good operating condition at all times in an efficient, economical and workmanlike manner and consistent with good business and operating practices followed by other electric utilities in the Pacific Northwest, and will make renewals and replacements thereof as needed.  Maintenance, repairs, renewals and replacements shall be scheduled and performed by the District with the intent of obtaining the optimum operation of the Joint System as required to meet the respective requirements of the parties hereto.  The District, in order to prevent injury to persons or to avoid damage to property or equipment may in an emergency without consultation with Puget temporarily interrupt or reduce deliveries of electric energy hereunder but only for as long as such emergency shall exist.  In the event of any failure of or damage whatsoever to facilities of the Joint System, or any reduction in the delivery of power and energy therefrom from causes other than water conditions, the District agrees that it will, with due diligence, expedite repair or replacement of said facilities or remedy the condition causing such reduction to the end that delivery of power and energy will be re-established as soon as reasonably possible.
(C)           Engineering and Planning.  The District shall advise and consult with Puget from time to time on matters relating to engineering studies, planing, operation of the Joint System and maintenance and repair thereof.  Such matters shall include engineering studies as required to maintain or increase usable power and energy, exchange of operating information and data, cooperation with respect to unresolved problems, contractual arrangements with other utilities for storage and wheeling requirements, system operating studies and other related problems.
(D)           Inspection, Books and Records. Authorized representatives of Puget shall at all reasonable times have access to the Joint System for the purpose of inspection, and all books and records pertaining to operation and maintenance of the Joint System shall be made available to Puget by the District at all reasonable times.

Section 16.   Character of Service.  Power and energy made available hereunder shall be in the form of three-phase current alternating at a frequency of approximately sixty (60) Hertz and deliveries thereof shall be at Points of Delivery to Puget and the District and at delivery voltages hereinafter specified.

Section 17.   Points of Delivery.
(A)           System I.  The District will use the facilities of System I and System II as such facilities may from time to time exist to deliver System I Output and System I Peaking Capability to the System I Points of Delivery hereinafter specified:
(1)           To Puget:  The System I Output and System I Peaking Capability made available to Puget pursuant to the provisions of Section 4(A) hereof, less transmission and transformation losses between the Generator Bus and Points of Delivery determined in accordance with the provisions of Section 21 hereof, shall be delivered at the following System I Points of Delivery and at the voltages specified:
(a)           Summit Point of Delivery:
Location - At the point of connection with Puget on the 115-kV transmission facilities of System I.
Delivery Voltage - Approximately 115 kV.
(b)           Rocky Reach Points of Delivery:
Location - At the point or points of connection between the 230-kV bus at the District's Rocky Reach 230-kV switchyard and transmission facilities which are or may be available to Puget.
Delivery Voltage - Approximately 230 kV.
(c)           McKenzie Point of Delivery:
Location - At the point of connection between the 115-kV bus at the District's McKenzie Switching Station and facilities which are or may be available to Puget.
Delivery Voltage - Approximately 115 kV.
(d)           Chelan Interconnection Point of Delivery:
Location - At the point of connection between System I Rocky Reach-Chelan 115-kV transmission line and the District's Lake Chelan Hydro -Electric System.
Delivery Voltage - Approximately 115 kV.
(e)           Valhalla Points of Delivery:
Location - At the points of connection between the faciliites of System I and Bonneville's Valhalla Substation and the facilities of System II and Bonneville's Vahalla Substation.
Delivery Voltage - Approximtely 115 kV.
(f)           Other Points of Delivery:
At such other Points of Delivery and at such Delivery Voltages as the parties hereto may mutually agree upon from time to time.
(2)           To the District: System I Output and System I Peaking Capability taken by the District pursuant to the provisions of Section 7(A) hereof, less transmission and transformation losses between the Generator
Bus and Points of Delivery, shall be delivered at the following Points of Delivery and at delivery voltages specified:
(a)           Wenatchee-North Wenatchee Points of Delivery:
Locations - At the low voltage side of the Wenatchee and North Wenatchee substations of System I.
Delivery Voltage - Approximately 34.5 kV.
(b)           Dryden Point of Delivery:
Location - At the point of connection between the facilities of the District's Electric System and the facilities of System I in the vicinity of the Town of Dryden.
Delivery Voltage - Approximately 115 kV.
(c)           Summit Point of Delivery:
Location - At the point of connection between the facilities of the District's Electric System and the facilities of System I at the Stevens Pass Summit.
Delivery Voltage - Approximately 115 kV.
(d)           Berne Point of Delivery:
Location - At the point of connection between facilities of the District's Electric System and facilities of System I at the District's Berne Substation.
Delivery Voltage - Approximately 115 kV.
(e)           McKenzie Points of Delivery:
Location - At the points of connection between the 115-kV bus at the District's McKenzie Switching Station and facilities which are or may be available to the District.
Delivery Voltage - Approximately 115 kV.
(f)           Valhalla Point of Delivery:
Location - At the point of connection between facilities
of System II and Bonneville's Valhalla Substation.
Delivery Voltage - Approximately 115 kV.
(g)           Squilchuck Point of Delivery:
Location - At the low voltage side of the Squilchuck Substation of System I.
Delivery Voltage - Approximately 12.5 kV.
(h)           Coles Corner Point of Delivery:
Location - At the point of connection between facilities of the District's Electric System and System I at the District's Coles Corner Substation.
Delivery Voltage - Approximately 115 kV.
(i)           College Point of Delivery:
Location - At the point of connection between facilities of the District's Electric System and the facilities of System I in the vicinity of the District's College Substation.
Delivery Voltage - Approximately 115 kV.
(j)           Leavenworth Point of Delivery:
Location - At the point of connection between facilities of the District's Electric System and the facilities of System I in the vicinity of the Town of Leavenworth.
Delivery Voltage - Approximately 115 kV.
(k)           Other Rock Island-North Wenatchee Points of Delivery:
Location - At such other points on the 115-kV transmission lines of System I between the District's McKenzie Switching Station and the North Wenatchee Substation as the District directs.
Delivery Voltage - As the District determines.
(l)           Other Points of Delivery:
Location - At such other points on the 115-kV transmission lines of System I as the District directs between the District's McKenzie Switching Station and the Stevens Pass Summit and between the McKenzie Switching Station and the point of interconnection between the Rock Island-Rock Reach-Chelan transmission line and the District's Lake Chelan Hydro-Electric System.
Delivery Voltage - As the District determines.
(B)           System II. The District will use the facilities of System I and System II as such facilities may from time to time exist to deliver System II Output and System II Peaking Capability to the System II Points of Delivery hereinafter specified:
(1)           To Puget:  The System II Output and System II Peaking Capability made available to Puget pursuant to the provisions of Section 4(b) hereof, less transmission and transformation losses between the Generator Bus and System II Points of Delivery determined in accordance with provisions of Section 21 hereof, shall be delivered at the following System II Points of Delivery and delivery voltages:
(a)           McKenzie Point of Delivery:
Location - At the point of connection between the 115-kV bus at the District's McKenzie Switching Station and facilities which are or may be available to Puget.
Delivery Voltage - Approximately 115 kV.
(b)           Valhalla Points of Delivery:
Location - At the points of connection between facilities of System I and Bonneville's Valhalla Substation and the facilities of System II and Bonneville's Valhalla Substation.
Delivery Voltage - Approximately 115 kV.
(c)           Other Points of Delivery:
At such other Points of Delivery and at such Delivery Voltages as the parties hereto may mutually agree upon from time to time.
(2)           To the District:  System II Output and System II Peaking Capability made available to the District pursuant to the provisions of
Section 7(B) hereof, less transmission and transformation losses between the Generator Bus and System II Points of Delivery shall be delivered at the following System II Points of Delivery voltages:
(a)           McKenzie Point of Delivery:
Location - At the point of connection between the 115-kV bus of the District's McKenzie Switching Station and facilities which are or may be available to the District.
Delivery Voltage - Approximately 115 kV.
(b)           Valhalla Point of Delivery:
Location - At the point of connection between facilities of System II and Bonneville's Valhalla Substation.
Delivery Voltage - Approximately 115 kV.
(c)           Other Points of Delivery:
At such other Points of Delivery and at such Delivery Voltages as the parties hereto may mutually agree upon from time to time.

Section 18.   Use of Rocky Reach Project Facilities.  The District will use the transmission facilities of the Rocky Reach Project as such facilities may from time to time exist to deliver System I Output and System I Peaking Capability to System I Points of Delivery; provided, however, that the use of such facilities to deliver power and energy to Puget pursuant to provisions of this contract shall be limited to the remaining capacity thereof (including capacity made available by opposed power flows) after first use by the District to deliver power and energy to the District's loads within Chelan and Douglas Counties and for deliveries of Rocky Reach Project power and energy and shall at all times be subject to provisions of the District's Bond Resolutions No. 1412, No. 1860 and No. 4198 and to the provisions of the license issued by the Federal Power Commission for Rocky Reach Project No. 2145 and to the provisions of all contracts entered into by the District for sale of power and energy produced by the Rocky Reach Project; and provided further, however, that if said use of facilities of the Rocky Reach Project to deliver System I Output and System I Peaking Capability to Puget hereunder should at any time result in increased cost or expanse to the District or to the Rocky Reach Project or both, Puget shall reimburse the District for such increased cost or expense.

Section 19.   Scheduling.  Prior to 1600 hours of each work day, Puget shall make available to the District an hourly estimate of requested total energy deliveries from System I and from System II for the following day or days to and including the next work day.  Such estimated schedule including revisions thereof and deliveries thereunder shall not exceed the sum of (i) Puget's System I Share of System I Output; (ii) the amount of energy in Puget's System I Share of System I Pondage available to Puget during such period; (iii) Puget's System II Share of System II Output; and (iv) the amount of energy in Puget's System II Share of System II Pondage available to Puget during such period.  At no time shall the scheduled rate of such deliveries exceed the sum of (i) Puget's System I Share of System I Peaking Capability and (ii) Puget's System II Share of System
II Peaking Capability.  Revisions in such schedules for any day may be made by Puget (i) at any time on request to the District or (ii) continuously through appropriate use of automatic load control equipment or otherwise.
The District may schedule energy deliveries from System I and System II up to the sum of (i) the District's System I Share of System I Output; (ii) the amount of energy in the District's System I Share of System I Pondage available to the District during such period; (iii) the District's System II Share of System II Output; and (iv) the amount of energy in the District's System II Share of System II Pondage available to the District during such period.  At no time shall the scheduled rate of such deliveries exceed the sum of (i) the District's System I Share of System I Peaking Capability and (ii) the District's System II Share of System II Peaking Capability.

Section 20.   Metering.  Unless otherwise agreed by the parties hereto metering shall be maintained by the District as follows:
(A)           Generator Bus.  The District shall provide and maintain suitable watt-hour, var-hour and recording demand meters on the Generator Bus at the power plants of System I and System II.
(B)           Other Metering.  The District shall provide and maintain suitable meters at the Summit Point of Delivery and at other points as may be necessary to carry out the terms of this contract.
(C)           Reading Meters.  The District shall read its meters mentioned in this contract at appropriate intervals so as to maintain a record of energy transactions under this contract.
(D)           Testing.  The District will test its metering equipment mentioned in this contract at least once every two (2) years and, if requested to do so by Puget, it will make additional tests or inspections of such metering equipment, the expense of which will be paid by Puget unless such additional tests or inspections show such metering equipment to be inaccurate as specified below.  The District will give reasonable notice to Puget of the time when any such test or inspection is to be made.  If any meter mentioned in this contract fails to register or if the measurement made by such meter during a test made, as provided above, varies by more than one per cent (1%) from the measurement made by the standard meter used in such test, adjustment shall be made correcting all measurements made by such inaccurate meter for (1) the actual period during which such inaccurate measurement was made, if such period can be determined, or (2) if not, the period immediately preceding the test of such meter which is equal to one-half the time from the date of the last preceding test of such meter; provided, however, that the period during which such correction is to be made shall not exceed six (6) months.

Section 21.   Losses.  The amounts of power and energy delivered to Puget at Puget's System I and System II Points of Delivery shall be adjusted for computed transmission and transformation losses between the Generator Bus and said Points of Delivery in accordance with the following:
(1)           For deliveries at the Summit Point of Delivery an amount equal to the metered quantities at said Point of Delivery multiplied by the appropriate loss factor:
(2)           For deliveries at the McKenzie Point of Delivery an amount equal to the scheduled quantities multiplied by appropriate loss factors.
(3)           For all deliveries not included in the foregoing paragraphs (1) and (2) no adjustment will be made.
In developing said loss factors reverse flow shall be considered.

Section 22.   Electric Disturbances.  In the use of peaking capacity and energy delivered under this contract, the parties hereto agree that they will exert every effort to avoid causing electric disturbances which may be reasonably expected to result in damage to or impair service from the Joint System or electric facilities of the other party.  In the event such disturbance shall occur, the party responsible will, at its own expense, install such equipment as is necessary to prevent or eliminate such disturbances.

Section 23.   Puget's Right to Use System I Facilities.  The District hereby grants to Puget for the term of this contract the right to use transmission facilities of System I for the purpose of continuing the coordination and integration of its operations with other utilities to the full extent that capacity is available therefor after delivering power and energy to the District and Puget pursuant to the provisions of Sections 17 and 24(A), 24(B) and 24(C) hereof; provided, however, that notwithstanding the provisions of Sections 17 and 24(A), 24(B) and 24(C) hereof, use by the District of the Rock Island-Rocky Reach-Chelan 115-kV transmission line of System I, for the purposes of delivering power and energy to the District and Puget pursuant to other provisions of this contract, shall not, at any time during the term hereof, reduce the thermal capacity of said line available for use by Puget pursuant to this Section 23 to an amount less than 80,000 kilovoltamperes; and provided further, that at the request of Puget the District will make such modifications to the Rocky Reach-Chelan section of said lines as are necessary to increase the thermal capacity thereof available to Puget for the purposes described in this Section 23 to an amount not less than 108,000 kilovoltamperes if sufficient funds are available for that purpose in the Reserve and Contingency Fund of System I and in accordance with the District's Resolution No. 1137 can be used for such purposes.

Section 24.                                District's Right to Use of Transmission Facilities.
(A)           Original Facilities.  Except as limited in Section 24(C) hereof, the District shall have the right to use at no additional cost to the District, the Original Facilities for the purpose of transmitting power and energy to the District and to and for the account of other systems of the District to the full extent that capacity is available therefor after delivering Joint System Output and Joint System Peaking Capability to the District and Puget pursuant to the other provisions of this contract.
(B)           Added Facilities.  The District shall have the right to use the Added Facilities for the purpose of transmitting power and energy to the District and to and for the account of other systems of the District to the full extent that capacity is available therefor after delivering Joint System Output and Joint System Peaking Capability to the District and Puget pursuant to the other provisions of this contract.  The District may construct additional substation capacity and associated tap lines as Added Facilities; provided that each tap line shall not exceed one mile in length; and provided further, that the total amount of substation capacity included as Original Facilities and Added Facilities shall not exceed 200,000 kilovoltamperes of transformer maximum nameplate rating.
(C)           Limitations.  The District's right to the use of transmission facilities of System I shall be subject to the following limitations:
(1)           The District's right to use of the McKenzie-Summit 115-kV transmission facilities existing on the date of this contract for purposes set forth in the foregoing Section 24(A) shall be limited to transmission of a maximum of 20,000 kilowatts of coincidental clock-hour integrated demand less the amount of the District's Squilchuck Power taken coincidentally by the District at the District's Points of Delivery connected to said transmission facilities; provided that during any time transmission capacity available to Puget pursuant to Section 23 hereof is not used by Puget, including any transmission capacity made available by opposed power flow, such capacity shall be available for use by the District.
(2)           The District's right to use of the Rocky Reach-Chelan section of the Rock Island-Rocky Reach-Chelan 115-kV transmission facilities existing on the date of this contract for purposes set forth in the foregoing Section 24(A) shall be limited to transmission of a maximum of 28,000 kilowatts of coincidental clock-hour integrated demand less the amount of the District's Squilchuck power taken coincidentally by the District at the
District's Points of Delivery connected to said Rocky Reach-Chelan section of transmission line and shall be increased to not more than 37,000 kilowatts less the amount of the District's Squilchuck power taken coincidentally by the District at the District's Points of Delivery connected to said Rocky Reach-Chelan section of transmission line at such time as capacity available to Puget is increased to 108,000 kilovoltamperes as provided in Section 23 hereof, provided, however, that during any time the transmission capacity available to Puget pursuant to Section 23 hereof is not used by Puget, including any transmission capacity made available by opposed power flow, such capacity shall be available for use by the District.
(D)           Alternative Facilities.  Other systems of the District may construct additional facilities within the District's Electric System providing additional capacity for transmitting power to the Summit Point of Delivery to Puget and to the Chelan Interconnection Point of Delivery to Puget.  In such an event, the District may use the transmission capacity of the McKenzie-Summit 115-kV transmission line and the Rocky Reach-Chelan section of the McKenzie-Rocky Reach-Chelan 115-kV transmission line in excess of amounts provided in Section 24(C) as limited by Section 23; provided, however, that Puget's transmission rights and capability over the McKenzie-Summit
115-kV transmission line and over such additional facilities after such construction shall be equivalent to Puget's transmission rights and capability over the McKenzie-Summit 115-kV transmission line prior to such construction and Puget's transmission rights and capability over the Rocky Reach-Chelan section of the McKenzie-Rocky Reach-Chelan 115-kV transmission line and over such additional facilities after such construction shall be equivalent to Puget's transmission rights and capability over such Rocky Reach-Chelan section prior to such construction.
Section 25.   Rocky Reach Downstream Replacement Power.
(A)           The District.  The District shall make available to System II or System II shall make available to the District, as appropriate, each hour during the term hereof an amount of energy equal to the amount of Rocky Reach Downstream Replacement Power for such hour, if any, multiplied by the District's percentage withdrawal of the output of the District's Rocky Reach Project after deducting from such percentage the percentage of such output equivalent to the amount of power sold to the Public Utility District No. 1 of Douglas County, Washington (Douglas) pursuant to the provisions of the contract between the District and Douglas dated October 30, 1957, as amended, relating to the sale of such output.
(B)           Puget.  Puget shall make available to System II or System II shall make available to Puget, as appropriate, each hour during the term hereof an amount of energy equal to the amount of Rocky Reach Downstream Replacement Power for such hour, if any, multiplied by Puget's percentage purchase of the output of the Rocky Reach Project which percentage shall not include output assigned to Puget by any other Rocky Reach purchaser.
(C)           System Responsibilities.  System II shall make available to System I or System I shall make available to System II, as appropriate, each hour during the term hereof an amount of energy equal to the amount of Rocky Reach Downstream Replacement Power for such hour, if any.
(D)           Exchanges.  During each hour that System II Output is less than the total of Rocky Reach Downstream Replacement Power plus the amount of Rocky Reach Encroachment Power for such hour, the District shall supply to System II an additional amount of energy equal to such difference multiplied by the District's System II Percentage and Puget shall supply to System II an additional amount of energy equal to such difference multiplied by Puget's System II Percentage.  The amount of energy supplied to System II by each Party shall be returned to such Party from the first energy available from System II Output.

Section 26.   Joint System Operations - Arbitration.
(A)           Recommendations.  Puget may make recommendations to the District with reference to matters concerning the Joint System.
The District will give due consideration to recommendations of Puget.  In considering such recommendations, the District shall give due regard to the objective of achieving the optimum electric power availability from the Joint System consistent with economy, reliability and facility of operation and the District's statutory duties.  If, in the opinion of Puget, the District has given inadequate consideration to its informal recommendations, written recommendations may be made to the District by Puget.  Such written recommendations shall be forwarded to the District with appropriate supporting data.  The District shall take action on such recommendations within a reasonable time by adopting, modifying or rejecting such recommendations.  If the District modifies or rejects said recommendations, it shall notify Puget of its action in writing giving reasons therefor.
(B)           Notices.  The District shall give Puget reasonable notice, in no case less than thirty (30) days except in the event of an emergency requiring immediate action, whenever it proposes:  (i) to replace items of major equipment in the Joint System, or (ii) to enter into new or special contractual arrangements relating to the Joint System and substantially modifying the operation of the Joint System or the cost of power therefrom, or (iii) to apply for or consent to an amendment, modification or change of the license for the Rock Island Project if such amendment, modification or change would materially modify the operation of the Joint System or increase the cost of power therefrom.
(C)           Procedures.  If the District modifies or rejects a written recommendation from Puget dealing with matters which may be arbitrated as set forth in Section 26(D) hereof, and made in accordance with the procedure set forth in Section 26(B) hereof, Puget may submit the recommendation to a Board of Arbitrators within 15 days of the date on which Puget receives written notice from the District of such modification or rejection.  If Puget shall fail to seek arbitration within the aforesaid 15-day period its rights to arbitration hereunder shall be waived.  The Board of Arbitrators shall be composed of three (3) persons, one of whom shall be appointed by the District, one of whom shall be appointed by Puget, and the third person shall be appointed by the two persons so appointed.  In the event said two members do not agree upon the appointment of a third person, then such third person shall be appointed by the Chief Justice of the Supreme Court of the State of Washington.  The procedure for arbitration shall be governed by the laws of the State of Washington.  Insofar as the parties hereto may legally do so, they agree to abide by the decision of said Board; provided, that the
District shall not be bound by any decision of the Board of Arbitration to the extent that such decision is retroactive beyond the date when the matter arbitrated was made the subject of written recommendation of Puget.
(D)           Matters to be Arbitrated.  Matters which may be arbitrated in accordance with the preceding Section 26(C) shall consist of all matters pertaining to the construction of, the maintenance and operation of, additions or betterments to, extensions of, replacements or renewals to the Joint System, insurance to be carried on said Joint System (which in no event shall be less than that required under the terms of the Bond Resolution), computation of Contract Debt Service and Contract Bonds Outstanding, amounts to be charged to the cost of operating the Joint System as a result of voluntary payments in lieu of taxes, amendment, modification or change of the Federal Power Commission license for the Rock Island Project and all other matters materially affecting the cost of power to Puget, except such of the matters hereinabove described in this paragraph as are by law vested exclusively in the discretion of the District.
(E)           Divisibility.  In the event this Section 26, or any paragraph, sentence, clause or phrase thereof, or Section 11(B) hereof or any paragraph, sentence, clause or phrase thereof, or any parts or all of both, shall be finally adjudicated by a court of competent jurisdiction to be invalid or illegal, the remainder of this contract shall remain in full force and effect as though such section or sections, or parts thereof so adjudicated to be invalid had not been included herein.

Section 27.   Notices.  Any notice, recommendation or demand by Puget under this contract shall be deemed properly given if given by registered mail, postage prepared, addressed to Public Utility District No. 1 of Chelan County,
327 North Wenatchee Avenue, Wenatchee, Washington 98801, and any notice, recommendation or demand by the District under this contract shall be deemed properly given if given by registered mail, postage prepaid, addressed to Puget Sound Power & Light Company, Puget Power Building, Bellevue, Washington 98009.  The designation of the name and address to which any such notice, recommendation or demand is to be directed may be changed at any time and from time to time by either party by similar notice.

Section 28.   Benefited Parties.  This contract shall be binding upon and inure to the parties hereto, and their successors and assigns, and is not intended to and shall not confer upon any third party any rights or benefits hereunder.  Nothing herein contained is intended to adversely affect any rights or benefits inuring to the holders from time to time of bonds of the District payable from the revenue of the System.

Section 29.   Amendment of Contract.  It is agreed by the parties hereto that no provision of this contract constitutes an amendment to or other action that will reduce the payments or extend the time of making payments that were provided for in that certain Power Contract (Rock Island) between the District and Puget dated January 6, 1956 (which contract was superseded by that certain Power Contract between the District and Puget dated June 8, 1962,which is in turn superseded by this contract on the date of delivery of and payment for System II Bonds, except for accrued and undischarged obligations of the parties thereunder), or otherwise impairs or adversely affects the rights of holders from time to time of the District's Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Issue of 1955, First Series.
It is further agreed by the parties hereto that no provision of this contract consistutes an amendment to or other action in connection with the June 8, 1962 Power Contract which in any manner adversely affects the security of the District's Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Issue of 1955 First Series and Second Series upon which holders from time to time of such bonds have relied as an inducement to purchase and hold said bonds.
The District and Puget agree that this contract shall not be amended, modified or otherwise altered by agreement of the parties in any manner that will adversely affect the security for System I Bonds afforded by the provisions of this contract covering the purchase and sale of power hereunder upon which the holders from time to time of said bonds have relied as an inducement to purchase and hold said bonds.  The District and Puget agree that so long as any System II Bonds are outstanding, this contract shall not be amended, modified or otherwise altered by agreement of the parties in any manner which will reduce the payments or extend the time of payments provided herein or which will in any manner impair or adversely affect the rights of the holders from time to time of the System II Bonds.

Section 30.   District's Bond Resolution and License.  It is recognized by the parties hereto that the District in its operation of the Joint System and in delivery of power and energy hereunder to Puget and to the District, must comply with (i) requirements of Resolution Nos. 1137 and 3443 so long as any of the Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Issue of 1955, First Series and Second Series are outstanding, (ii) the requirements of Resolution No. 4950 during the time that any of the Columbia River-Rock Island Hydro-Electric System Revenue Bonds, Series of 1974 are outstanding, (iii) the requirements of any of the District's Resolutions authorizing any other System I Bonds and System II Bonds during the period that any such bonds are outstanding, and (iv) the license for the construction and operation of Federal Power Commission License Project No. 943-Washington and amendments thereof from time to time made and with the provisions contained in renewals or reissuance of said license, and it is therefore accordingly agreed that this contract is made subject to terms and provisions of (i) each of said resolutions, during the time any bond issued pursuant to the provisions of such resolution are outstanding and (ii) said license, including renewals or reissue of said license. At the appropriate time the District shall make due and proper application for a renewal or reissuance of said license and make a diligent effort to obtain a renewal or reissuance of said license.
If, upon relicensing, Project No. 943-Washington is licensed to a licensee other than the District, and the new licensee is not required to assume and fulfill this contract, then this contract shall terminate on the date that the District ceases to operate the Rock Island Project and to make available from such project to Puget, Puget's System I Share of System I Output and System I Peaking Capability and Puget's System II Share of System II Output and System II Peaking Capability.

Section 31.   Liabilities; Waiver of Subrogation.
(A)           Releases.  The District and Puget release each other, their agents and employees from any claim for loss or damage, arising out of the construction, operation, maintenance, reconstruction and repair of the Joint System due to negligence, including gross negligence, including any loss of profits or revenues, loss of use of power system, cost of capital, cost of purchased or replacement power, other substantially similar liability or other consequential loss or damage, but not any claim for loss or damage resulting from breach of any contract relating to the Joint System, including this contract, or for willful or wanton misconduct.
(B)           Charges.  Any loss, cost liability, damage and expense to the District or Puget or both, other than damages to either resulting from loss of use and occupancy of the Joint System or any part thereof, resulting from the construction, operation, maintenance, reconstruction or repair of the Joint System and based upon injury to or death of persons, or damage to or loss of property of others, to the extent not covered by collectible insurance, shall be charged to Cost of Construction, as defined in District Resolution No. 4950, or annual costs, whichever may be appropriate.
(C)           Waiver.  The District and Puget shall cause its insurers to waive any rights of subrogation against each other, their agents and employees for losses, costs, damages or expenses arising out of the construction, operation, maintenance, reconstruction or repair of the Joint System.

Section 32.   Conflict of Laws.  The parties hereto agree that this contract shall be governed by the laws of the State of Washington.

Section 33.   Waiver of Default.  Any waiver at any time by either party hereto of its rights with respect to the other party or with respect to any other matter arising in connection with this contract shall not be considered a waiver with respect to any subsequent default or matter.

Section 34.   Insurance.  The District agrees that it will, to the extent available at reasonable cost with responsible insurers and at least to the extent that similar insurance is usually carried by electric utilities operating like properties, keep or cause to be kept the works, plants and facilities comprising the properties of the Joint System and the operation thereof insured, with policies payable to the District for the benefit of the Joint System and Puget as their interest may appear, against risks of direct physical loss, damage to or destruction of the Joint System, against loss caused by suspension or interruption of generation or transmission of power and energy caused by such loss, damage or destruction and, against accidents, casualties, or negligence, which insurance shall include liability insurance and employers liability.
In the event of any loss or damage to properties of the Joint System covered by such insurance, (i) prior to the Date of Commercial Operation of System II, the District will transfer insurance proceeds received by the District covering damage or loss to System II to the System II Construction Fund; (ii) after the Date of Commercial Operation of System II, the District will transfer insurance proceeds received by the District covering loss or damage to System II to the System I Reserve and Contingency Fund and such proceeds, to the extent required, shall be applied to the cost of replacing such loss or reparing such damage and (iii) the District will transfer insurance proceeds received by the District covering loss or damage to System I to the System I
Reserve and Contingency Fund.  In case of loss of revenue covered by insurance, proceeds received by the District from any insurance policy or policies covering such loss of revenue shall be paid into the Revenue Fund to the credit of System I or System II costs, as appropriate.

Section 35.   Assignment of Contract.  This contract shall inure to the benefit of, and shall be binding upon the respective successors and assigns of the parties to this contract.  No assignment or transfer of this contract shall relieve the parties hereto of any obligation incurred hereunder.  Subject to the foregoing sentence, the interest of Puget under this contract may be assigned and transferred as set forth below, but not otherwise:
(A)           To any mortgagee, trustee, or secured party, as security for bonds or other indebtedness of Puget, present or future, and such mortgagee, trustee or secured party may realize upon such security in foreclosure or other suitable proceedings and succeed to all right, title and interests of Puget;
(B)           To any corporation or other entity acquiring all or substantially all the property of Puget;
(C)           To any corporation or entity into which or with which Puget may be merged or consolidated;
(D)           To any corporation or entity, the stock or ownership of which is wholly owned by Puget; and
(E)           To any other person or entity with the prior written approval of the District.

Section 36.   Force Majeure.  The District shall not be liable for any default in the performance of its obligations under this contract, other than its obligations to make when due all payments required hereunder, due to Uncontrollable Forces.  If the District is rendered unable to fulfill any obligations by reason of uncontrollable forces it shall exercise due diligence to remove such inability with all reasonable dispatch.  Nothing contained herein shall be construed so as to require the District to settle any strike or labor dispute in which it may be involved.

Section 37.   Supersedence of June 8, 1962 Power Contract.  The June 8, 1962 Power Contract between the District and Puget relating to the Rock Island Project is superseded by this contract between Puget and the District and said June 8, 1962 Power Contract shall terminate on the effective date of this contract, provided, however, that all of the provisions of the June 8, 1962 Power Contract with respect to System I will remain in full force and effect until commencement of the first Contract Year under this contract, except that from and after 0001 hours on the Date of Initial Financing the District shall be relieved and release from the obligation to pay to Puget the sum of $212,000 annually, or any part thereof, as provided in Section 7(b)(6) of the June 8, 1962 Power Contract, and any costs in connection with the Dryden property (dam, headworks, irrigation canals, flume).

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their proper officers respectively, being thereunto duly authorized and their respective corporate seals be hereto affixed the day and year first above written.
(Seal)	PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON By /s/ [Signature Illegible] President
Attest	By /s/ Robert McDougall Vice President

/s/ Kirby Billingsly
Secretary

PUGET SOUND POWER & LIGHT COMPANY By /s/ John W. Ellis Executive Vice President
(Seal)

Attest:

/s/ W. Watson Secretary

EXHIBIT A

SYSTEM II FACILITIES

The facilities of System II shall include, but not be limited to, the following:
1.
A second powerhouse in the location of the nonoverflow section, the spillway bays 33 through 37 and the right bank fish ladder containing eight 54-MVA turbine generator units of the horizontal shaft bulb type with generators housed in watertight encpubmerged in the water passages, together with necessary auxiliary equipment, controls, and appurtenances for the complete operation of these machines and two step-up power transformers each rated at 210 MVA.  The powerhouse structure will be of the semi-outdoor type, having dimensions of approximately 470 x 130 feet exclusive of the erection area, with the draft tube extending an additional 70 feet downstream.

2.
Two single-circuit, 115-kV, 3-phase transmission lines from the powerhouse for a distance of approximately two miles to the District's existing McKenzie switchyard, and Bonneville Power Administration's Valhalla Substation and any other necessary transmission line.

3.	A new fish passage facility which will have inlets above the draft tubes at both ends of the second powerhouse and an inlet at the right abutment downstream of the draft tubes. All of the entrances will lead into a ladder located on the right side of the powerhouse with exit in the forebay along the right riverbank.
4.	Additional spillway crest gate sections and reinforced spillway structures with post-tensioned foundation anchors so that the forebay elevation may be raised to elevation 613.0 (USC &GS)
5.	Necessary changes in the left bank and middle fish facilities upstream for their proper functioning at the raised forebay level.
6.	Necessary modifications to the left bank retaining walls and other structures to accommodate the raised forebay level.
7.	Necessary modifications to spillway regulating gates and emergency gates, and the hoisting equipment resulting from raising of the forebay level and removal of spillway bays 33 through 37.
8.	Any additional parcels of land or rights to lands in the vicinity of the forebay as required for the higher reservoir elevation.
9.	Any other modifications for construction of the new powerhouse and adjacent areas in the forebay and tailrace as necessary for satisfactory operations.

EXHIBIT B

DISTRICT'S SYSTEM I SHARE

Column 1
Contract Year	District's System I Share

July 1, 1974 – June 30, 1975 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1975– June 30, 1976 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1976– June 30, 1977 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1977– June 30, 1978 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1978 – June 30, 1979 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1979 – June 30, 1980 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1980 – June 30, 1981 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1981 – June 30, 1982 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1982 – June 30, 1983 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1983 – June 30, 1984 . . . . . . . . . . . . . . . . . . . . . . . .	0.150
July 1, 1984 – June 30, 1985 . . . . . . . . . . . . . . . . . . . . . . . .	0.172
July 1, 1985 – June 30, 1986 . . . . . . . . . . . . . . . . . . . . . . . .	0.193
July 1, 1986 – June 30, 1987 . . . . . . . . . . . . . . . . . . . . . . . .	0.215
July 1, 1987 – June 30, 1988 . . . . . . . . . . . . . . . . . . . . . . . .	0.236
July 1, 1988 – June 30, 1989 . . . . . . . . . . . . . . . . . . . . . . . .	0.258
July 1, 1989 – June 30, 1990 . . . . . . . . . . . . . . . . . . . . . . . .	0.279
July 1, 1990 – June 30, 1991 . . . . . . . . . . . . . . . . . . . . . . . .	0.300
July 1, 1991 – June 30, 1992 . . . . . . . . . . . . . . . . . . . . . . . .	0.322
July 1, 1992 – June 30, 1993 . . . . . . . . . . . . . . . . . . . . . . . .	0.343
July 1, 1993 – June 30, 1994 . . . . . . . . . . . . . . . . . . . . . . . .	0.365
July 1, 1994 – June 30, 1995 . . . . . . . . . . . . . . . . . . . . . . . .	0.386
July 1, 1995 – June 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . .	0.408
July 1, 1996 – June 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . .	0.429
July 1, 1997 – June 30, 1998 . . . . . . . . . . . . . . . . . . . . . . . .	0.451
July 1, 1998 – June 30, 1999 . . . . . . . . . . . . . . . . . . . . . . . .	0.472
July 1, 1999 – June 30, 2000 and thereafter	0.500

EXHIBIT C

Contract Year	Column 1

July 1, 1974 – June 30, 1975 . . . . . . . . . . . . . . . . . . . . . . . .	0.086
July 1, 1975– June 30, 1976 . . . . . . . . . . . . . . . . . . . . . . . .	0.086
July 1, 1976– June 30, 1977 . . . . . . . . . . . . . . . . . . . . . . . .	0.086
July 1, 1977– June 30, 1978 . . . . . . . . . . . . . . . . . . . . . . . .	0.086
July 1, 1978 – June 30, 1979 . . . . . . . . . . . . . . . . . . . . . . . .	0.086
July 1, 1979 – June 30, 1980 . . . . . . . . . . . . . . . . . . . . . . . .	0.021
July 1, 1980 – June 30, 1981 . . . . . . . . . . . . . . . . . . . . . . . .	0.021
July 1, 1981 – June 30, 1982 . . . . . . . . . . . . . . . . . . . . . . . .	0.021
July 1, 1982 – June 30, 1983 . . . . . . . . . . . . . . . . . . . . . . . .	0.021
July 1, 1983 – June 30, 1984 . . . . . . . . . . . . . . . . . . . . . . . .	0.043
July 1, 1984 – June 30, 1985 . . . . . . . . . . . . . . . . . . . . . . . .	0.043
July 1, 1985 – June 30, 1986 . . . . . . . . . . . . . . . . . . . . . . . .	0.043
July 1, 1986 – June 30, 1987 . . . . . . . . . . . . . . . . . . . . . . . .	0.043
July 1, 1987 – June 30, 1988 . . . . . . . . . . . . . . . . . . . . . . . .	0.043
July 1, 1988 – June 30, 1989 . . . . . . . . . . . . . . . . . . . . . . . .	0.043
July 1, 1989 – June 30, 1990 . . . . . . . . . . . . . . . . . . . . . . . .	0.064
July 1, 1990 – June 30, 1991 . . . . . . . . . . . . . . . . . . . . . . . .	0.086
July 1, 1991 – June 30, 1992 . . . . . . . . . . . . . . . . . . . . . . . .	0.107
July 1, 1992 – June 30, 1993 . . . . . . . . . . . . . . . . . . . . . . . .	0.129
July 1, 1993 – June 30, 1994 . . . . . . . . . . . . . . . . . . . . . . . .	0.172
July 1, 1994 – June 30, 1995 . . . . . . . . . . . . . . . . . . . . . . . .	0.236
July 1, 1995 – June 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . .	0.300
July 1, 1996 – June 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . .	0.365
July 1, 1997 – June 30, 1998 . . . . . . . . . . . . . . . . . . . . . . . .	0.408
July 1, 1998 – June 30, 1999 . . . . . . . . . . . . . . . . . . . . . . . .	0.451
July 1, 1999 – June 30, 2000 and thereafter	0.500

EXHIBIT D

DISTRICT'S SQUILCHUCK POWER

Contract Year	District's Squilchuck Power MW

July 1, 1974 – June 30, 1975 . . . . . . . . . . . . . . . . . . . . . . . .	48
July 1, 1975– June 30, 1976 . . . . . . . . . . . . . . . . . . . . . . . .	51
July 1, 1976– June 30, 1977 . . . . . . . . . . . . . . . . . . . . . . . .	55
July 1, 1977– June 30, 1978 . . . . . . . . . . . . . . . . . . . . . . . .	58
July 1, 1978 – June 30, 1979 . . . . . . . . . . . . . . . . . . . . . . . .	62
July 1, 1979 – June 30, 1980 . . . . . . . . . . . . . . . . . . . . . . . .	65
July 1, 1980 – June 30, 1981 . . . . . . . . . . . . . . . . . . . . . . . .	72
July 1, 1981 – June 30, 1982 . . . . . . . . . . . . . . . . . . . . . . . .	80
July 1, 1982 – June 30, 1983 . . . . . . . . . . . . . . . . . . . . . . . .	87
July 1, 1983 – June 30, 1984 . . . . . . . . . . . . . . . . . . . . . . . .	95
July 1, 1984 – June 30, 1985 . . . . . . . . . . . . . . . . . . . . . . . .	102
July 1, 1985 – June 30, 1986 . . . . . . . . . . . . . . . . . . . . . . . .	109
July 1, 1986 – June 30, 1987 and Thereafter	116

EXHIBIT E

SECTIONS OF DISTRICT RESOLUTION NO. 4950

SECTION 6.6.   Construction Fund.  There is hereby created a special fund of the District to be known as the "Columbia River-Rock Island Hydro-Electric System Expansion Construction Fund" (hereinafter referred to as the "Construction Fund") which shall be held in trust by the Construction Fund Trustee for the benefit of the District and the holders of the Bonds, as their interests may appear.  There is also hereby created in the Construction Fund a special account to be known as the "Construction Interest Account"
A.           Immediately upon the issuance and delivery of any Series of Bonds, there shall be paid into the Construction Fund such amount of the proceeds derived from the sale of such Series of Bonds as is to be applied to the payment of the Cost of Construction.  The amount of said proceeds to be applied to the payment of interest on the Bonds shall be credited to the Construction Interest Account.
B.           From the proceeds derived from the 1974 Bonds there shall be deposited:
1.           With the Construction Fund Trustee for credit to the Construction Interest Account an amount equal to the accrued interest on said Bonds paid as part of the purchase price thereof;
2.           With the Construction Fund Trustee for credit to the Construction Interest Account an amount equal to the interest to accrue on said Bonds from the date thereof to July 1, 1979, less the amount of the accrued interest paid into said Account pursuant to subparagraph 1 above, which shall be used to pay interest on said Bonds during such period;
3.           With the Bond Fund Trustee for credit to the Reserve Account in the Expansion Bond Fund an amount equal to the Reserve Account Requirement;
4.           Into the Expansion Reserve and Contingency Fund the sum of Three Million Dollars ($3,000,000);
5.           Into the Original Reserve Fund an amount sufficient as of the date of delivery of and payment for the 1974 Bonds to increase said Fund to the amount required to be on deposit therein pursuant to the Basic Resolution, but only to the extent that moneys have theretofore been expended therefrom in connection with the Second Powerhouse.
6.           Into the Revenue Fund the sum of Seven Hundred Fifty Thousand Dollars ($750,000) to be used for working capital; and
7.           With the Construction Fund Trustee for credit to the Construction Fund the balance of such Bond proceeds, which shall be applied to the Cost of Construction.
C.           From the proceeds derived from each Series of Bonds other than the 1974 Bonds, there shall be deposited:
1.           With the Construction Fund Trustee for credit to the Construction Interest Account an amount equal to the accrued interest on said Bonds paid as a part of the purchase price thereof;
2.           With the Construction Fund Trustee for credit to the Construction Interest Account an amount which, together with amounts then in such Account, shall be equal to the interest to accrue on said Bonds and all other Bonds, if any, then outstanding, to July 1, 1979, or to the then estimated Date of Commercial Operation, whichever is later, less the amount of the accrued interest paid into said Account pursuant to subparagraph 1 above, which shall be used to pay interest on said Bonds during such period;
3.           With the Bond Fund Trustee for credit to the Reserve Account in the Expansion Bond Fund an amount equal to the Reserve Account Requirement; and
4.           With the Construction Fund Trustee for credit to the Construction Fund the balance of such Bond proceeds, which shall be applied to the Cost of Construction.
D.           Moneys in the Construction Interest Account shall be used for the purpose of paying interest on the Bonds.  On or before the 25th day of the month next preceding the maturity of an installment of interest on the Bonds the Construction Fund Trustee shall transfer from the Construction Interest Account to the Bond Fund Trustee for deposit in the Interest Account in the Expansion Bond Fund an amount which, together with any moneys theretofore received or held by the Bond Fund Trustee for that purpose, shall be sufficient to pay such next maturing installment of interest on said Bonds.  If at any time moneys in the Construction Interest Account and other available moneys are inadequate for such purpose, the Construction Fund Trustee shall transfer from the Construction Fund to the Construction Interest Account such amount of moneys as is required to permit such transfer to the Bond Fund Trustee.
E.           All moneys received by the District by reason of the breach of default of contractors in connection with the construction of the Second Powerhouse shall be paid to the Construction Fund Trustee for deposit in the Construction Fund.
SECTION 6.7.   Investment of Moneys in Construction Fund.  The Construction Fund Trustee may, and at the direction of the District shall, invest the moneys in the Construction Fund from time to time in Investment Securities, which Investment Securities shall mature, or which shall be subject to redemption at the option of the holder thereof, in not more than five (5) years from the date of purchase.  Any investment made by the Construction Fund Trustee and any direction given by the District shall be made or given with due regard to the latest estimate of the Construction Engineer filed with or certified to the Construction Fund Trustee pursuant to Section 8.3 and Section 8.6 of this Resolution with respect to the amounts needed from time to time to pay Cost of Construction and the estimated dates of such payments.  All interest earned by reason of such investments shall accrue to the Construction Fund. In the event moneys so invested are needed in the Construction Fund to meet obligations thereof for which funds are not otherwise available, then the Construction Fund Trustee shall sell, or present for redemption, said investments to the extent required to provide for such purpose.  The Construction Fund Trustee shall not be liable for any depreciation in the value of any of such investments or deposits made at the direction of the District.
SECTION 6.8.   Cost of Construction.  Payment of the Cost of Construction shall be made from the moneys in the Construction Fund and from moneys made available therefor from the special account provided for by Section 6.2.6 of Resolution No. 3443 of the District adopted by the Commission of the District on May 24, 1962.  For the purpose of this Resolution, the Cost of Construction shall include all costs of constructing, acquiring and installing the Second Powerhouse as generally described in Section 2.2 hereof and shall include, but not be limited to, the following:
A.           Paying or reimbursing the cost of preliminary surveys, investigations, engineering and other expenses and fees properly incurred for the Second Powerhouse.
B.           Paying the cost of obtaining any and all permits and licenses required by any governmental agency or authority having jurisdiction and any other licenses, permits, approvals or legal rights of any kind required for, or used or useful in the construction, acquisition and installation of the Second Powerhouse.
C.           Paying obligations incurred for labor and materials and to contractors, builders and to material suppliers in connection with the construction, acquisition and installation of the Second Powerhouse, for machinery and equipment, for the restoration and relocation of property damaged or destroyed in connection with such construction, for the removal or relocation of structures and for the clearing of lands.
D.           Paying the cost of acquiring by purchase, if such purchase shall be deemed expedient, and the amount of any deposit in court or award or final judgment in or any settlement or compromise of any proceeding to acquire by condemnation or by the exercise of the power of eminent domain such lands, property, rights of way, franchises, easements, or other interests in land as may be deemed by the District to be used or useful for the construction, acquisition, installation, maintenance and operation of the Second Power house, options and partial payments thereon, the amounts of any damages incident to or consequent upon the construction, acquisition, installation, maintenance and operation of the Second Powerhouse, options and partial payments thereon, the amounts of any damages incident to or consequent upon the construction, acquisition, installation and operation of the Second Powerhouse.
E.           Paying interest on the Bonds accruing until July 1, 1979, or the Date of Commercial Operation, whichever is later.
F.           Paying the fees and expenses of the Construction Fund Truste for all services rendered under this Resolution during the Period of Construction, and of the Bond Fund Trustee and of the Paying Agents for all services rendered under this Resolution until July 1, 1979 or the Date of Commercial Operation, whichever is later; taxes or other municipal or governmental charges lawfully levied or assessed against the Second Powerhouse and any taxes levied against property acquired therefor or payments required in lieu thereof, in each case to the Date of Commercial Operation, and premiums on insurance in connection with the construction of the Second Powerhouse during the Period of Construction.
G.           Paying the cost to the District of the performance of the duties of the Construction Engineer and the Consulting Engineer and other engineering and professional services rendered to the District in connection with the acquisition and construction of the Second Powerhouse and the placing of the Second Powerhouse in operation, or the issuance of Bonds therefor.
H.           Paying or reimbursing the District for expenses incident and properly allocable to the acquisition and construction of the Second Powerhouse and the placing of the same in operation, including per diem compensation or salaries of the Commission, legal, engineering, financing, accounting and other professional expenses and fees, costs of printing and preparing and issuing the Bonds, wages of office and clerical employees, administrative management expenses, pension requirements, health and hospitalization insurance and all other items of expense not specified elsewhere in this Section which are incident and properly allocable to the acquisition and construction of the Second Powerhouse and placing the same in operation (including the premiums on any insurance and fidelity bonds required or obtained during construction), including miscellaneous fees and costs in connection with the acquisition of lands, rights of way, property rights, franchises, easements, costs of abstracts of title, title insurance, cost of surveys and appraisals.
I.           Paying into the Expansion Reserve and Contingency Fund the amounts necessary to maintain said Fund at Three Million Dollars ($3,000,000) on or prior to the Date of Commercial Operation.
Notwithstanding any other provision of this Resolution, prior to July 1, 1979, or the Date of Commercial Operation, whichever is later, the costs and expenses, including taxes of the District in connection with the operation and maintenance of the Second Powerhouse, and the cost of all repairs, renewals and replacements to the Second Powerhouse, shall be paid from the Construction Fund. Prior to July 1, 1979, or the Date of Commercial Operation, whichever is later, all revenues, income, receipts and other moneys derived from the operation of the Second Powerhouse shall be deposited in the Construction Fund.
In any event, amounts in the Construction Fund shall be applied to the payment when due of principal of and interest on the Bonds to the extent that other moneys are not available therefor and such amounts are hereby pledged as additional, payments to the Expansion Bond Fund to the extent required for any such deficiency.
SECTION 6.10.   Distribution of Moneys in Construction Fund.  As soon as practicable after the Construction Engineer shall have filed the report required by Section 8.4 hereof, any balance then remaining in the Construction Fund shall be used and applied by the Construction Fund Trustee as follows in the following order:
First, to pay to the Bond Fund Trustee for credit to the Interest Account in the Expansion Bond Fund that amount, if any, of the interest to accrue on the Bonds to July 1, 1979; and to the extent of any remainder of such balance,
Second, to set aside in the Construction Fund the amounts specified in such report pursuant to clauses (c), (d), (e), and (f) of Section 8.4 hereof, and to apply the same to the payment of the Cost of Construction in accordance with the provisions of Section 6.9 hereof; and to the extent of any remainder of such balance,
Third, to pay to the Bond Fund Trustee for deposit in the Reserve Account the amount of any deficiency in such Account; and to the extent of the remainder of such balance,
Fourth, to pay to the Bond Fund Trustee such remainder for credit to the Bond Retirement Account.
As soon as practicable after the Construction Engineer shall have led the report required by Section 8.5 hereof, the Construction Fund Trustee shall pay to the Bond Fund Trustee the amount specified in such report pursuant to clause (b) of such Section for deposit in the Reserve Account to the extent of any deficiency in such Account, and to the extent of any remainder of such amount the Construction Fund Trustee shall pay to the Bond Fund Trustee such remainder for credit to the Bond Retirement Account.
SECTION 6.11.   Moneys in Construction Fund Pending the Application Thereof.  The moneys in the Construction Fund and in the Construction Interest Account therein, pending their application as provided in this Resolution, shall be held in trust and shall be subject to a prior and paramount lien and charge in favor of the holders of the Bonds, and the holders of the Bonds shall have a valid claim on such moneys for the further security of said Bonds until paid out or transferred as herein provided.